As filed with the Securities and Exchange Commission on June 9, 1999

                                                      Registration No. 333-78001
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      ------------------------------------


                           QUEEN SAND RESOURCES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                              75-2615565
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)

                           13760 NOEL ROAD, SUITE 1030
                            DALLAS, TEXAS 75240-7336
                                 (972) 233-9906
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                                ROBERT P. LINDSAY
                             CHIEF OPERATING OFFICER
                           13760 NOEL ROAD, SUITE 1030
                            DALLAS, TEXAS 75240-7336
                            TELEPHONE: (972) 233-9906
                               FAX: (972) 233-9575
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------

                                    COPY TO:
                                WILLIAM L. BOEING
                              HAYNES AND BOONE, LLP
                           901 MAIN STREET, SUITE 3100
                            DALLAS, TEXAS 75202-3789
                            TELEPHONE: (214) 651-5000
                               FAX: (214) 651-5940
                      ------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


===================================================================================================================================
                                                                   PROPOSED MAXIMUM           PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF EACH CLASS                AMOUNT TO BE          OFFERING PRICE PER         AGGREGATE OFFERING      REGISTRATION
    OF SECURITIES TO BE REGISTERED         REGISTERED (1)              SHARE (2)                  PRICE (2)               FEE (3)
Common Stock, par value $0.0015 per
share ................................    5,147,612 shares               $1.08                   $5,588,581             $1,554
===================================================================================================================================


(1) Pursuant to Rule 416, the Registration Statement also covers such indeterminate additional shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar events.


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices reported on the Nasdaq SmallCap Market on June 7, 1999.

(3) The Registrant has previously paid a filing fee of $1,904 with respect to this Registration Statement.


                      ------------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                    Subject to Completion Dated June 9, 1999


                           QUEEN SAND RESOURCES, INC.

                        5,174,612 SHARES OF COMMON STOCK



     This Prospectus relates to shares of common stock of Queen Sand Resources, Inc. to be sold from time to time by the selling stockholders named in this Prospectus. We will not receive any of the proceeds from the sale of the shares of common stock.

     The selling stockholders may sell the shares of common stock covered by this Prospectus through one or more underwriters. The selling stockholders may also sell the shares of common stock directly to other purchasers or through agents on the Nasdaq SmallCap Market in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sales, at prices related to the then prevailing market price or at negotiated prices. You should read this Prospectus and any supplement carefully before you invest.

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "QSRI."

     YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

                              ---------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------



                 The date of this Prospectus is June    , 1999

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
A Warning about Forward-looking Statements....................................................................    2
The Company...................................................................................................    3
Risk Factors..................................................................................................    3
Use of Proceeds...............................................................................................   16
Selling Stockholders..........................................................................................   16
Description of Capital Stock..................................................................................   18
Shares Eligible for Future Sale...............................................................................   31
Plan of Distribution..........................................................................................   31
Legal Matters.................................................................................................   33
Experts.......................................................................................................   33
Independent Auditors..........................................................................................   33
Additional Information........................................................................................   34
Incorporation by Reference....................................................................................   34
Disclosure of Commission Position on Indemnification for Securities Act Liabilities...........................   35
Certain Definitions...........................................................................................   36

                                 ---------------


                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this document, and in our public documents to which we refer, that are subject to risks and uncertainties in addition to those set forth below. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "intends," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those we express in our forward-looking statements. You should consider these risks when you purchase our common stock.
These possible events or facts include the following:

    o the timing and extent of changes in commodity prices for oil and natural gas;

    o    the need to acquire, develop and replace reserves;

    o    our ability to obtain financing to fund our business strategy;

    o    environmental risks;

    o    drilling and operating risks;

    o    risks related to exploitation and development;

    o    uncertainties about the estimates of reserves;

    o    competition;

    o    government regulation; and

    o    our ability to meet our stated business goals.

     Please read the section entitled "Risk Factors" beginning on page 3 for a discussion of certain risks of our business and an investment in our common stock.

                                   THE COMPANY

     As used herein, "we" or the "Company" refers to Queen Sand Resources, Inc., a Delaware corporation ("Queen Sand Resources"), and its subsidiaries unless the context indicates otherwise. Certain oil and gas industry terms used herein such as "SEC PV-10" are defined in the section entitled "Certain Definitions" beginning on page 36 of this Prospectus.

     We are an independent energy company which emphasizes growth in oil and natural gas reserves and production volumes through the acquisition, exploitation and development of on-shore oil and natural gas properties located in the United States. Since August 1994 we have grown primarily through 20 acquisitions of oil and natural gas properties for aggregate consideration of approximately $160.0 million.

     Our objective is to increase our reserves, production, earnings, cash flow and net asset value by acquiring oil and natural gas reserves with stable production and operating characteristics. To accomplish this objective, we not only acquire oil and natural gas properties but also develop and exploit our existing reserve base. We evaluate potential acquisition properties based on their particular impact upon our portfolio of reserves. We focus on low reserve replacement costs, long reserve life, an inventory of attractive development and exploitation projects, and the potential for reserve and production growth. We intend to fully develop these reserves by drilling primarily low-risk development wells.

     Our properties are located throughout 114 producing fields in the southwestern United States. Our interests in the Gilmer Field in East Texas, the J.C. Martin and the Lopeno/Volpe Fields in South Texas, and the Caprock Field in New Mexico represent approximately 58% of our proved reserves (on a SEC PV-10 basis) at June 30, 1998. In addition, we have substantial operations in Oklahoma, Kentucky and Louisiana.

     The Company's principal executive offices and mailing address are 13760 Noel Road, Suite 1030, Dallas, Texas 75240-7336 and its telephone number at that address is (972) 233-9906.


                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS


     We have a significant level of indebtedness. As of March 31, 1999, our ratio of total indebtedness to total capitalization was 116% and our consolidated total interest coverage ratio was 1.3:1.0. We intend to borrow more money in the future to fund our acquisition and exploitation strategy. This relatively high leverage could negatively affect our operations in a number of ways, including the following:


     o We rely on cash from our operations to pay the principal and interest on our indebtedness. Our ability to generate cash from operations depends on our level of production from our properties, general economic conditions, including the prices paid for our oil and natural gas, and other factors. Our operations may not generate enough cash to pay the principal and interest on our indebtedness.

     o We must use a substantial portion of our cash flow from operations to pay principal of and interest on our indebtedness, thereby reducing funds available for other corporate purposes.

     o Since our bank indebtedness (approximately $17.2 million at April 30, 1999) is at variable or floating interest rates, if the market rates rise, our indebtedness service obligations will become more expensive.

     o Our loan agreements contain covenants which require us to satisfy ongoing financial tests and which limit our ability to among other things, borrow additional money, pay dividends and sell assets.

     o The level of our indebtedness could limit our flexibility in responding to downturns in the economy or in our business.

     Further, our high indebtedness level creates an increased risk that we may default on our obligations. If we default, then the banks who lent us funds could foreclose on our oil and natural gas properties securing their loans. In the past, we have defaulted under certain financial covenants under the loans, but the lenders have waived these defaults.

VOLATILITY OF OIL AND NATURAL GAS PRICES

     Our financial condition, operating results and future growth are substantially dependent upon commodity prices and the demand for oil and natural gas. Historically, the markets for oil and natural gas have been volatile and will likely continue to be volatile in the future. Prices for oil and natural gas fluctuate widely in response to market uncertainty, changes in supply and demand and a variety of additional factors, all of which are beyond our control. These factors include:

     o   domestic and foreign political conditions;

     o   the overall supply of, and demand for, oil and natural gas;

     o   the price of imports of oil and natural gas;

     o   weather conditions;

     o   the price and availability of alternative fuels; and

     o   overall economic conditions.

     Our future financial condition and results of operations will be dependent, in part, upon the prices received for our oil and natural gas production, as well as the costs of acquiring, finding, developing and producing reserves. We have entered into and may in the future enter into hedging contracts to reduce our exposure to price risks. See "-- Risks of Hedging Activities." Furthermore, the prices we receive for the sale of our natural gas production depends in part upon the availability, proximity and capacity of gathering systems. Our current production is predominantly weighted toward natural gas, making earnings and cash flow more sensitive to natural gas price fluctuations. For the fiscal year ended June 30, 1998, we have estimated that a $0.10 per Mcf decline in natural gas prices would have resulted in a $505,000 decrease in our earnings before interest, taxes, depreciation and amortization ("EBITDA"), and a $1.00 per Bbl decline in oil prices would have resulted in a $572,000 decrease in our EBITDA. For the fiscal year ended June 30, 1998, we have estimated that a $0.10 per Mcf increase in natural gas prices would have resulted in a $505,000 increase in our EBITDA, and a $1.00 per Bbl increase in oil prices would have resulted in a $931,000 increase in our EBITDA. Our ability to repay our outstanding indebtedness, as well as our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms, are also substantially dependent upon oil and natural gas prices. See "-- Substantial Capital Requirements."

HISTORY OF LOSSES


     Since commencing operations in 1995, we have not been profitable on an annual or quarterly basis. We incurred net losses of approximately $32.8 million, $1.3 million and $1.1 million for the years ended June 30, 1998, June 30, 1997 and June 30, 1996, respectively, and approximately $42.0 million and $2.1 million for the nine months ended March 31, 1999 and March 31, 1998, respectively. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to incur significant operating expenses and to make capital expenditures. We may not ever generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. At March 31, 1999, we had an accumulated deficit of approximately $78.1 million.


REPLACEMENT AND EXPANSION OF RESERVES

     Our financial condition and results of operations depend substantially upon our ability to acquire or find and successfully develop additional oil and natural gas reserves. Our proved reserves will generally decline as reserves are produced unless we acquire properties containing proved reserves or conduct successful development, exploitation or exploration activities that add to our reserves. The decline rate varies depending upon reservoir characteristics and other factors. There can be no assurance that we will be able to economically find and develop or acquire additional reserves to replace our current and future production.

ACQUISITION RISKS

     We expect to continue to evaluate and pursue acquisition opportunities, primarily in the mid-continent and southwest regions of the United States. Before acquiring oil and natural gas properties, we assess the recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors relating to the properties. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, we believe our method of review is generally consistent with industry practices. We may not discover all existing or potential problems associated with the properties, and we may not become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not generally perform inspections on every well, and we may not be able to observe structural and environmental problems even when we conduct an inspection. Even if we identify problems, the seller may not be willing or financially able to give contractual protection against such problems, and we may decide to assume environmental and other liabilities in connection with acquired properties. There can be no assurance that our acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on our financial condition and results of operations.

DRILLING AND OPERATING RISKS

     Our business is also subject to all of the operating risks associated with the drilling for and production and secondary recovery of oil and natural gas, including, but not limited to:

     o uncontrollable flows of oil, natural gas, brine or well fluids (including fluids used in waterflood activities) into the environment (including groundwater contamination);

     o    fires;

     o    explosions; and

     o    pollution,

any of which could result in substantial losses. Drilling activities are subject to many risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. There can be no assurance that new wells drilled or participated in by us will be productive or that we will recover all or any portion of our investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. We do not have control over the cost of drilling, completing and operating wells. Our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, many of which are beyond our control, including:

     o economic and industry conditions (including the prices received for oil and natural gas);

     o   mechanical problems;

     o   pressure or irregularities in formations;

     o   title problems;

     o   weather conditions;

     o   compliance with governmental requirements; and

     o   shortages in or delays in the delivery of equipment and services.

Our future drilling activities may not be successful. Lack of drilling success could materially adversely affect our financial condition and results of operations.

     In addition to the substantial risk that wells drilled will not be productive, the following hazards are inherent in oil and natural gas development, exploitation, exploration, production and gathering, including:

    o    unusual or unexpected geologic formations;

    o    unanticipated pressures;

    o    downhole fires;

    o    mechanical failures;

    o    blowouts;

    o    cratering;

    o    explosions;

    o    uncontrollable flows of oil, natural gas or well fluids;

    o    pollution; and

    o    other environmental risks.

We could suffer substantial losses from these hazards due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. We carry insurance that we believe is in accordance with customary industry practices for companies of our size. However, we do not fully insure against all risks associated with our business either because such insurance is not available or because we believe the cost thereof is prohibitive. The occurrence of an event that is not covered, or not fully covered by insurance, could have a material adverse effect on our financial condition and results of operations.

     There are certain risks associated with secondary recovery operations, especially the use of waterflooding techniques. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of secondary reserves that can be recovered. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production that may result. The unit production costs per barrel of waterflood projects are generally higher during the initial phases of such projects due to the purchase of injection water and related costs, as well as during the later stages of the life of the project. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the porosity and permeability of the formation, the technique used and the location of injection wells.

SUBSTANTIAL CAPITAL REQUIREMENTS

     Our strategy of acquiring, developing and exploiting oil and natural gas properties depends upon our ability to obtain financing for any such expenditures. We expect to borrow a significant portion of the funds required under our revolving credit facilities. These facilities limit the amounts we may borrow thereunder to amounts, determined by the lenders in their sole discretion, based upon projected net revenues from our oil and natural gas properties and restricts the amounts we may borrow under other credit facilities. As of the date of this Prospectus, the Bank of Montreal and the other lenders under our Credit Agreement are reviewing our borrowing base under the Credit Agreement. There can be no assurance as to the amount at which the borrowing base will be set or as to how much we may borrow under the Credit Agreement in the future. We could, under certain circumstances, borrow under the revolving credit agreement with Enron Capital & Trade Resources, Inc. (the "ECT Revolving Credit Agreement") up to the lesser of $10.0 million or 40% of the borrowing base established under the Credit Agreement. The lenders can semi-annually adjust the borrowings permitted to be outstanding under these credit facilities. The lenders require that we repay outstanding borrowings in excess of the borrowing limit ratably over a period no longer than six months. No assurances can be given that we will be able to make any such mandatory principal payments required by the lenders.

     Any future acquisition by us requiring financing in excess of the amount then available under the revolving credit facilities will depend upon the lenders' evaluations of the properties proposed to be acquired.

UNCERTAINTY OF ESTIMATES OF PROVED RESERVES AND FUTURE NET REVENUES

     There are numerous uncertainties in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be exactly measured. Estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data, as well as the projection of future rates of production and the timing of development expenditures. Therefore, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties and classifications of such reserves based on risk of recovery are a function of the quality of available data and of engineering and geological interpretation and judgment. Although we believe such estimates and projections are reasonable, reserve estimates are imprecise and may be expected to change as additional information becomes available. The estimated future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially. There also can be no assurance that the Company's estimated reserves will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. Actual production, revenues and expenditures with respect to our reserves will likely vary from the estimates, and such variances may be material.

     In addition, the estimates of future net revenues from our proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct. We emphasize with respect to the estimates prepared by independent petroleum engineers that SEC PV-10 should not be considered as representative of the fair market value of our proved oil and natural gas properties because discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices or for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the reasonableness of the assumptions upon which they are based. Actual future prices and costs may differ materially from those estimated.

NATURE OF THE NET PROFITS INTERESTS AND ROYALTY INTERESTS

     General. As a result of the acquisition of interests in oil and natural gas properties from pension funds managed by J.P. Morgan Investments (the "Morgan Property Acquisition"), a substantial portion of our oil and natural gas property interests are in the form of non-operated, net profits interests ("NPIs") and royalty interests ("RIs" and, together with the NPIs, the "Morgan Properties"). The NPIs were conveyed to us by various assignors from such assignor's net revenue interest (generally, a leasehold working interest less lease burdens) in the oil and natural gas properties burdened by the NPIs and RIs (the "Underlying Properties"). These conveyances were designed to be conveyances of interests in real property.

     As the owner of NPIs, we do not have the direct right to drill or operate wells or to cause third parties to propose or drill wells on the Underlying Properties. If an assignor or any other working interest owner proposes to drill a well on one of the Underlying Properties, then the affected assignor must give us notice of such proposal. Under the ancillary agreement covering the affected Underlying Property, we will then have the option to pay the Applicable Percentage (as defined in the ancillary agreement) of the assignor's working interest share of the expenses of any well that is proposed. We would thereby become entitled to a NPI equal to the Applicable Percentage multiplied by the assignor's net revenue interest in that well. However, if an assignor elects not to participate in the drilling of a well, we will be denied the opportunity to participate in that well. Moreover, if an assignor owns less than a 100% working interest in a proposed well, and the other owners of working interests in such well elect not to participate in the well, the well will not be drilled unless the money to pay the costs allocable to the working interest owners who do not elect to participate in the well is obtained. The financial strength and the competence of the various assignors, and to a lesser extent the financial strength and the competence of other parties owning working interests in the Underlying Properties, may have an effect on when and whether wells get drilled on the Underlying Properties, and on whether operations are conducted in a prudent and competent manner.

     Finally, the NPIs were created subsequent and subject to the various operating agreements that cover and govern operations on the Underlying Properties. Possible consequences of the NPIs being subject to the applicable operating agreements include:

     o if an assignor elects not to participate in a major operation, the entire original interest of the assignor (including the NPI) will be relinquished to the consenting parties under the "non-consent penalty" provisions of the standard form operating agreements that govern operations on most of the Underlying Properties, and

     o if an assignor fails to pay its share of costs arising under an operating agreement, the entire original interest of the assignor (including the NPIs) will be encumbered by the operator's lien. Because the NPI may not burden every well covered by an operating agreement, the NPI could arguably be encumbered by the operator's lien securing obligations incurred by an assignor on wells in which the Company does not own a NPI.

     In the past, certain of the operators and/or assignors on the Morgan Properties have experienced financial difficulties, including bankruptcy. Further, in at least one instance an operator has claimed a right to setoff against our revenue stream from our NPI for unpaid bills arising from the nonpayment by a bankrupt assignor.

     The RIs are comprised largely of term royalty interests, the duration of which is the same as the oil and natural gas lease to which it pertains. A smaller group of RIs are perpetual royalty interests which entitle the owner thereof to a share of production from the Underlying Properties under both the current oil and natural gas lease and any replacement or successor oil and natural gas lease. In all cases, the RIs are non-operating interests, have little or no influence over oil and natural gas development or operation on the lands they burden and should be free of costs or liabilities arising from operations by the working interest owners.

     Sale and Abandonment of Underlying Properties. An assignor (and any subsequent transferee of an assignor) has the right to abandon any well or working interest included in the Underlying Properties if, in its opinion, such well or property ceases to produce or is not capable of producing oil or natural gas in commercially paying quantities. We may not control the timing of plugging and abandoning wells. The conveyances provide that the assignor's working interest share of the costs of plugging and abandoning uneconomic wells will be deducted in calculating our net cash flow from the property.

     The assignor can sell the Underlying Properties, subject to and burdened by the RIs, without our consent. Accordingly, the Underlying Properties could be transferred to a party with a weaker financial profile.

     Litigation. The landowner royalty on the J.C. Martin Field is currently subject to a lawsuit that may create uncertainty regarding our title to our royalty interest. We believe the suit is without merit, and a favorable order of summary judgment has been rendered in favor of the pension funds managed by J.P. Morgan Investments. However, that order may be appealed. The purchase agreement for the purchase of the Morgan Properties provides for the escrow of $8.0 million of the purchase price. In the event the summary judgment is later overturned and a judgment is later entered against the pension funds managed by J.P. Morgan Investments (or us as successor owner) rescinding the original transaction whereby the pension funds managed by J.P. Morgan Investments acquired their interest, the escrowed monies would be returned to us and we would convey our property interest in the J.C. Martin Field to the plaintiff.

     Certain Bankruptcy Issues. Although the matter is not entirely free from doubt, we believe that the Morgan Properties should constitute real property interests under applicable state law. The conveyances state that the NPIs constitute real property interests and were recorded in the appropriate real property records of the states in which the Underlying Properties are located. If, during the term of the NPIs, an assignor becomes involved as a debtor in bankruptcy proceedings, it is not entirely clear that all of the NPIs would be treated as real property interests under the laws of such states. If in such a proceeding the NPIs are determined to constitute real property interests, a bankruptcy proceeding should not affect the NPIs in any material respect. If in such a proceeding the NPI's are determined to constitute an executory contract (a term used, but not defined, in the United States Bankruptcy Code to refer to a contract under which the obligations of both the debtor and the other party to such contract are so unsatisfied that the failure of either to complete performance would constitute a material breach excusing performance by the other) under applicable state law, and if such contract were not to be assumed in a bankruptcy proceeding involving an assignor, we would be treated as an unsecured creditor of such assignor with respect to such NPI in the pending bankruptcy. As a result, our economic interest in any revenues generated by production from the Underlying Property could be reduced or even eliminated.

FINANCIAL REPORTING IMPACT OF FULL COST METHOD OF ACCOUNTING

     We use the full cost method of accounting for our investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as such costs are incurred. As oil or natural gas production takes place, the capitalized costs in the pool are depleted using the unit-of-production method based on the ratio of current production to total estimated proved oil and natural gas reserves. The resulting depletion is charged to operations. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the SEC PV-10 value of estimated future net cash flow from proved reserves of oil and natural gas, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. At June 30, 1998, we recorded a write-down of our oil and natural gas properties of $28.2 million. Significant downward revisions of quantity estimates or declines in oil and natural gas prices from those in effect on June 30, 1998 which are not offset by other factors could result in further write-downs for impairment of oil and natural gas properties. Due to the decline in prices of oil and natural gas from June 30, 1998 to December 31, 1998, we wrote down our oil and natural gas properties at December 31, 1998 by $35 million.

ADVERSE EFFECTS OF COMPETITION

     The oil and natural gas market is highly competitive. Competition in this market takes many forms, including:

     o   acquiring properties;

     o   marketing oil and natural gas;

     o   securing equipment and personnel; and

     o   operating properties.

     Our competitors include major oil companies, numerous independent oil and natural gas companies, individual proprietors and others. Many of our competitors have greater financial resources than we have and have been engaged in the energy business for a much longer time than we have. We may not be able to compete successfully with such competitors. Competition could prevent us from acquiring properties at affordable prices. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

GOVERNMENT LAWS AND REGULATIONS

     General Federal and State Regulation

     The Company's oil and natural gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal, state and local agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases the Company's cost of doing business and affects our profitability. Because such rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws.

     The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the revenues received by the Company for sales of its production. Since the mid-1980s, FERC has issued a series of orders that have significantly altered the marketing and transportation of natural gas. It is difficult to predict the ultimate impact of the orders on the Company. Generally, these orders have eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets.

     From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below natural production capacity in order to conserve supplies of oil and natural gas.

     Environmental Regulation

     Our exploration, development and production of oil and natural gas, including the operation of saltwater injection and disposal wells, are subject to various federal, state and local environmental laws and regulations. Such laws and regulations can increase the costs of planning, designing, installing and operating oil and natural gas wells. We are also subject to regulations governing the handling, transportation, storage and disposal of naturally occurring radioactive materials that are found in our oil and natural gas operations. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected wildlife areas or species, and impose substantial liabilities for cleanup of pollution.

     Certain federal and state statutes, also known as "Superfund" laws, can impose joint and several retroactive liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. In practice, cleanup costs are usually allocated among various responsible parties. Potentially liable parties include site owners or operators, past owners or operators under certain conditions, and entities that arrange for the disposal or treatment of, or transport hazardous substances found at the site. Although the federal statute currently exempts petroleum, including but not limited to, crude oil, natural gas and natural gas liquids from the definition of hazardous substance, our operations may involve the use or handling of other materials that may be classified as hazardous substances. Furthermore, there can be no assurance that the exemption will be preserved in future amendments of the statute, if any.

     Various statutes impose standards for the management, including treatment, storage, and disposal of both hazardous and nonhazardous solid wastes. We generate hazardous and nonhazardous solid waste in connection with our routine operations. From time to time, proposals have been made that would reclassify certain oil and natural gas wastes, including wastes generated during pipeline, drilling, and production operations, as "hazardous wastes" which would make such solid wastes subject to much more stringent handling, transportation, storage, disposal, and clean-up requirements. This development could have a significant impact on our operating costs. While state laws vary on this issue, state initiatives to further regulate oil and natural gas wastes could have a similar impact.

     Because oil and natural gas exploration and production, and possibly other activities, have been conducted at some of our properties by previous owners and operators, materials from these operations remain on some of the properties and in some instances require remediation. In addition, we have agreed to indemnify some sellers of producing properties from whom we have acquired reserves against certain liabilities for environmental claims associated with such properties. While we do not believe that costs to be incurred by us for compliance and remediating previously or currently owned or operated properties will be material, there can be no guarantee that such costs will not result in material expenditures.

     Additionally, in the course of our routine oil and natural gas operations, surface spills and leaks, including casing leaks, of oil or other materials occur, and we incur costs for waste handling and environmental compliance. Moreover, we are able to control directly the operations of only those wells for which we act as the operator. Notwithstanding our lack of control over wells owned by us but operated by others, we may be responsible for, in certain circumstances, the failure of the operator to comply with the applicable environmental regulations.

     We do not anticipate that we will be required in the near future to expend amounts that are material in relation to our total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, we cannot predict the ultimate cost of compliance. There can be no assurance that more stringent laws and regulations protecting the environment will not be adopted or that we will not otherwise incur material expenses in connection with environmental laws and regulations in the future.

RISKS OF HEDGING ACTIVITIES

     In order to reduce our exposure to material fluctuations in the prices paid for oil and natural gas, we have entered into and may in the future enter into hedging contracts. While hedges can be structured in many different ways, generally the hedges we enter into are intended to provide for "floors" (or "caps" and "floors") on the prices paid for a set volume of production of oil or natural gas over a set period of time. Our hedging contracts apply to only a portion of our production and provide only limited price protection against fluctuations in the oil and natural gas markets. If our reserves are not produced at rates equivalent to the hedged position, we would be required to satisfy our obligations under the hedging contracts on potentially unfavorable terms without the ability to hedge that risk through sales of comparable quantities of our own production. Further, the terms under which we enter into hedging contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation costs to delivery points. Substantial variations between the assumptions and estimates and the actual results experienced could materially adversely affect our anticipated profit margins and our ability to manage the risks associated with fluctuations in oil and natural gas prices. See "-- Uncertainty of Estimates of Proved Reserves and Future Net Revenues." Additionally, to the extent that we enter into hedging contracts, we may be prevented from realizing the benefits of price increases above the level of the hedges. Such hedging contracts are also subject to the risk that the other party may prove unable or unwilling to perform its obligations under such contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

SIGNIFICANT NUMBER OF AUTHORIZED BUT UNISSUED SHARES

     The Board of Directors has total discretion in the issuance of shares of common stock and Preferred Stock which may be issued in the future. We are authorized to issue 100,000,000 shares of common stock (32,553,940 shares were issued and outstanding at March 31, 1999). We are also authorized to issue

50,000,000 shares of Preferred Stock (9,603,086 shares of preferred stock were issued and outstanding at March 31, 1999).

POTENTIAL CONFLICTS OF INTEREST

     We have been, and continue to be, involved in various transactions with one of our significant stockholders, Joint Energy Development Investments Limited Partnership ("JEDI"). As of March 31, 1999, JEDI, an affiliate of Enron Corp., owns 9,600,000 shares of the Company's Series A Participating Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), 2,634,951 shares of common stock and warrants to acquire an additional aggregate of 2,515,803 shares of our common stock. In addition, upon the occurrence of certain defaults under the Certificate of Designation governing the Series A Preferred Stock, JEDI would have the right to appoint a majority of the Company's Board of Directors. As the holder of a significant portion of the Company's voting stock, JEDI, as well as its affiliates (including Enron Corp.), may have the ability to exercise significant influence over the management of the Company. Enron Corp. and certain of its subsidiaries and other affiliates collectively participate in nearly all phases of the oil and natural gas industry and are, therefore, competitors of the Company. Effective December 29, 1997, we entered into the ECT Revolving Credit Agreement with ECT, a wholly-owned subsidiary of Enron Corp. We are also a party to certain commodity hedging arrangements with a subsidiary of Enron Corp. In addition, Enron Corp. and certain of its affiliates have provided, or assisted in providing, and may in the future provide or assist in arranging, financing to or for non-affiliated participants in the oil and natural gas industry who are or may become competitors of the Company.

CONTROL BY CERTAIN STOCKHOLDERS

     As of March 31, 1999, the current officers and directors of the Company as a group had a beneficial interest in or hold a proxy for approximately 15.7% of the undiluted voting power, and JEDI had a beneficial interest in approximately 29% of the undiluted voting power, of the Company's voting equity. Consequently, these stockholders, if they decide to act together, will be able exercise significant control over the Company through their ability to determine the outcome of votes of stockholders regarding, among other things, election of directors and approval of significant transactions.

DILUTIVE ISSUANCES AND IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     The Company has issued shares of its Series C Preferred Stock and shares of its common stock that have potentially dilutive "reset" rights. Holders of Series C Preferred Stock have the right to convert their shares into shares of common stock at a conversion price generally equal to the stated value of the Series C Preferred Stock ($1,000 per share) divided by the average of the closing bid prices for the common stock immediately preceding the conversion date. Of the 10,400 shares of Series C Preferred Stock issued in December 1997, as of March 31, 1999, 2,152 shares have been repurchased by the Company and 3,010 shares have been converted into 828,960 shares of common stock (including accrued dividends at 5% per annum payable in shares of common stock).

     Pursuant to two purchase agreements signed in July and November 1998, we issued an aggregate of 3,845,240 shares of common stock. As part of those issuances and in consideration for the original issuance price paid by the investors, we agreed to protect the holders against declines in the price of their common stock by granting them one repricing right for every share issued. Each repricing right gives the holder a one-time right to require the Company to issue additional shares without the payment of additional consideration by the shareholders. Generally, subject to certain limitations, the number of additional shares that will be issued when repricing rights are exercised by the holder is determined by multiplying the number of reset rights being exercised times the "repricing rate." The repricing rate is determined by the following formula:

                        "repricing price" - market price
                                  market price

The repricing price is determined by multiplying the original purchase price of the share by a premium that rises to 128% over time. The repricing rights expire upon exercise. As long as the market price exceeds the repricing price, the Company is not required to issue any additional shares. Since the date the holders of the July transaction were first able to exercise their reset rights, a total of 1,073,046 shares of common stock have been issued through March 31, 1999 upon exercise of such rights.

     Because both the conversion provision of the Series C Preferred Stock and the reset formula for the reset rights are based on the current bid price of the common stock at the time of conversion or exercise, a significant number of shares of common stock could be issued depending upon the market price of the common stock.

     Future sales by existing stockholders could adversely affect the prevailing market price of the common stock. As of March 31, 1999, the Company had 32,553,940 shares of common stock outstanding. In addition,

     o 9,600,000 shares of common stock are issuable upon conversion of our Series A Participating Convertible Preferred Stock,

     o 3,713,001 shares of common stock are issuable upon conversion of the Series C Preferred Stock (assuming a conversion price of $1.50 per share),

     o 5,140,941 shares of common stock are issuable upon exercise of outstanding warrants,

     o 763,500 shares of common stock are issuable upon exercise of outstanding stock options, and

     o 12,226,390 shares could be issued upon exercise of the repricing rights (assuming a market price of $1.50 per share).

FUTURE SALES OF COMMON STOCK

     Of the issued and outstanding shares of common stock other than the shares covered by this Registration Statement, 22,832,203 are freely tradeable without restriction or further registration under the Securities Act. The shares of common stock to be sold by the selling stockholders included in this Registration Statement will be eligible for resale in the public marketplace pursuant to this Registration Statement. The remaining issued and outstanding shares of common stock (9,721,737 shares) are "restricted shares" and held by affiliates of the Company. Certain stockholders who hold "restricted securities" have previously been granted registration rights entitling them to demand, in certain circumstances, that the Company register the shares of common stock held by them for sale under the Securities Act. Sales of substantial amounts of common stock in the public market, pursuant to Rule 144 or otherwise, or the availability of such shares for sale, could adversely affect the prevailing market price of the common stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Eligible for Future Sale."

DEPENDENCE ON KEY PERSONNEL

     We believe that our ability to successfully implement our business strategy depends on the continued employment of Edward J. Munden, Chairman of the Board, President and Chief Executive Officer, Robert P. Lindsay, Chief Operating Officer and Executive Vice President, Ronald I. Benn, Chief Financial Officer and Treasurer, Bruce I. Benn, Executive Vice President and Secretary, and other key personnel, including V. Ed Butler, Vice President, Asset Management and Ronald Idom, Vice President, Acquisitions. If any of these persons becomes unable or unwilling to continue in their present positions, our business and financial results could be materially adversely affected. The Company holds key man insurance on the lives of each of Edward J. Munden, Robert P. Lindsay, Bruce
I. Benn and Ronald I. Benn. The Company also has employment agreements with each of these officers (other than Mr. Idom) through 2002.

REPURCHASE OBLIGATIONS IN CONNECTION WITH PRIVATE EQUITY PLACEMENTS

     In connection with two recent private equity placements, we granted to the buyers the right to require us to repurchase such buyer's shares of common stock and rights to acquire additional shares of common stock after the occurrence of certain major transactions or triggering events, including, without limitation, certain consolidations or mergers, the sale or transfer of all or substantially all of our assets, a tender offer for more than 40% of the outstanding shares of common stock, and certain defaults by us under our covenants to the buyers. In addition, in connection with two private placements of our Preferred Stock, we granted to the buyers the right to require us to repurchase such buyer's shares of Preferred Stock after the occurrence of certain defaults and other events. We would be required to obtain the consent of the lenders under the Credit Agreement and the ECT Revolving Credit Agreement and the consent of the holders of the Company's 12 1/2% Senior Notes due 2008 (the "Notes") before repurchasing such shares and rights. If we could not obtain such consents, we would be in default under our agreements with the buyers, and such default could trigger cross defaults under the Credit Agreement, the ECT Revolving Credit Agreement or the Indenture governing the Notes (the "Indenture"). In addition, if we fail to repurchase the shares of common stock and repricing rights as required, we could be liable to the buyers for damages. See "Description of Capital Stock-- Private Equity Placements --Put Rights of Buyers."

EFFECT OF CHANGE OF CONTROL

     The Indenture contains provisions that, under certain circumstances, will cause the indebtedness to become due upon the occurrence of a change of control (as defined in the Indenture) of the Company. If a change of control occurs, we may not have the financial resources to repay this debt. These provisions could also make it more difficult for a third party to acquire control of us.

PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS

     The common stock is subordinate to all outstanding classes of Preferred Stock of the Company in the payment of dividends and other distributions made with respect to the stock, including distributions upon liquidation or dissolution of the Company. The Board of Directors of the Company is authorized to issue an aggregate of 50,000,000 shares of Preferred Stock (excluding 9,605,238 shares outstanding as of March 31, 1999, and 9,600,000 reserved for issuance in exchange for shares of Series A Participating Convertible Preferred Stock) without first obtaining stockholder approval except in limited circumstances. The Board of Directors may establish the preferences and rights of any new shares of Preferred Stock issued. These new shares may have dividend and liquidation preference over the common stock and may, if convertible into common stock, dilute the current stockholders percentage interests.

     Our Restated Certificate of Incorporation and Amended and Restated Bylaws include certain provisions that may have the effect of discouraging persons considering unsolicited tender offers or other unilateral takeover proposals. These provisions include the Board of Directors' ability to issue additional common stock and to issue, and determine the terms and provisions of, additional Preferred Stock. The issuance of Preferred Stock may have the effect of delaying or preventing someone taking control of us, even if a change of control were in our stockholders' best interests. In certain circumstances the issuance of Preferred Stock could depress the market price of the common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from any sale of shares of common stock by a Selling Stockholder (other than the exercise price payable upon the exercise of any warrants issued to the selling stockholders (the "Warrants")). Assuming the Warrants held by Northern Tier (defined below) for the 2,625,000 shares of common stock (the resale of which shares of covered by this Prospectus) are exercised through a cash exercise we would receive an aggregate of up to $3,937,500 of proceeds. We anticipate that we will use any such proceeds for general corporate purposes in the execution of our business strategy.


                              SELLING STOCKHOLDERS

     General. This Prospectus covers offers and sales from time to time by each Selling Stockholder of the common stock owned by such person. Each Selling Stockholder acquired their shares pursuant to one or more private placements of equity by us. Each of the selling stockholders currently holds or has the right to acquire one or more of the following: (i) shares of common stock, (ii) shares of common stock issuable upon conversion of the Company's Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), and
(iii) shares of common stock issuable upon the exercise of warrants. Pursuant to Rule 416 of the Securities Act, the selling stockholders may also offer and sell shares of common stock issued as a result of, among other events, stock splits, stock dividends and similar events. We have prepared and filed the Registration Statement of which this Prospectus is a part pursuant to registration rights granted in connection with certain of the private placements.

     Collins and Ware, Inc. On August 1, 1997, we purchased certain operated oil and natural gas properties from Collins and Ware, Inc. for cash consideration (net of production subsequent to the February 1, 1997 effective date) of approximately $6.0 million and 1,000,000 shares of our common stock. Ted Collins, Jr., a Director of the Company, is the controlling shareholder of Collins and Ware, Inc. This transaction was negotiated and closed prior to Mr. Collins becoming one of our Directors. In connection with this purchase, we entered into a Registration Rights Agreement with Collins and Ware, Inc. granting piggyback registration rights with respect to the resale of the common stock issued to Collins and Ware, Inc.


     Palisades Holdings, Inc. In December 1997, the Company issued 400 shares of its Series C Preferred Stock to Palisades Holdings, Inc. in consideration for placement agent services performed in connection with the Company's December 1997 private placement of Series C Preferred Stock. The holder has previously converted 50 of its shares of Series C Preferred Stock to common stock leaving a balance of 350 shares of Series C Preferred Stock.


     Ocean Marketing. The 151,500 shares of common stock being registered on behalf of Ocean Marketing and National Producers Alliance Group Ltd. were originally issued by us in December 1997 to Ocean Marketing in a private placement in consideration for consulting services performed by Ocean Marketing.

     Riata Energy, et. al. On March 9, 1998 (with an effective date of January 1, 1998), we purchased certain operated natural gas properties in western Kentucky for net cash consideration of $450,000 and 347,500 shares of our common stock. In connection with this purchase, we entered into a Registration Rights Agreement with the sellers granting piggyback registration rights with respect to the resale of the common stock issued to sellers.


     VMX Group Ltd. VMX Group Ltd. acquired the 550,000 restricted shares of common stock from a third party in an offshore transaction conducted pursuant to Regulation S promulgated under the Securities Act.

     Northern Tier Management, Inc. Pursuant to a Consulting Agreement (the "Consulting Agreement") dated April 9, 1999 between us and Northern Tier Asset Management, Inc. ("Northern Tier"), we issued to Northern Tier warrants to purchase an aggregate of 2,625,000 shares of our common stock (the "Northern Tier Warrants") in exchange for Northern Tier's agreement to provide us certain consulting services. The consulting services to be provided include advice and counsel regarding our strategic business and financial plans, strategy and negotiations with potential lenders and investors and other involving financial and financially related transactions. The term of the Consulting Agreement is from April 1, 1999 until the earlier to occur of July 31, 2000 and the termination of the Consulting Agreement.

     The Northern Tier Warrants were issued in eleven series with expiration dates ranging from July 31, 1999 to June 30, 2000 at an exercise price of $1.50. The warrants provide for customary adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of common stock, stock splits, combinations and mergers. The warrants also include customary provisions with respect to, among other things, transfer of the Warrants, mutilated or lost warrant certificates, and notices to holder(s) of the warrants.

     At the time of sale none of the Northern Tier Warrants nor the shares of common stock issuable thereunder were or will be registered under the Securities Act and therefore, will be, when issued, "restricted securities." We agreed to register for resale the common stock issuable upon exercise of the warrants pursuant to the terms of a Registration Rights Agreement dated April 9, 1999.

     Pursuant to the Registration Rights Agreement, we agreed to file a registration statement on Form S-3 as soon as commercially practicable, covering the resale of all of the shares of common stock issuable upon exercise of the Northern Tier Warrants. We generally bear the expense of any registration statement, while the selling holders generally bear selling expenses such as underwriting fees and discounts. The Registration Rights Agreement also includes customary indemnification provisions.

     Selling Stockholders Table. The following table lists the name of each Selling Stockholder, the number of shares of common stock owned by each Selling Stockholder before this offering (the "Offering"), the number of shares of common stock that may be offered by each Selling Stockholder pursuant to this Prospectus and the number of shares of common stock to be owned by each Selling Stockholder upon completion of the Offering if all shares registered for resale hereby are sold. None of the selling stockholders has held any position or office or had any other material relationship with us in the last three years, other than as described herein. The information below is as of March 31, 1999 and has been furnished by the respective selling stockholders.

                                                                        NUMBER OF        NUMBER OF
                                                NUMBER OF SHARES       SHARES BEING    SHARES OWNED
                                                 OWNED BEFORE           REGISTERED       AFTER THIS
       NAME OF SELLING STOCKHOLDER               THIS OFFERING          FOR RESALE       OFFERING (1)
-------------------------------------------     -----------------      ------------    ---------------
Collins and Ware, Inc.....................           1,002,500 (2)      1,000,000        2,500 (2)
Palisades Capital, Inc....................             500,612 (3)        500,612           -0-
Ocean Marketing ..........................             131,500            131,500           -0-
National Producers Alliance Group Ltd.....              20,000             20,000           -0-
VMX Group Ltd.............................             550,000            550,000           -0-
Riata Energy, Inc.........................             233,896            233,896           -0-
Hunter Enis...............................              18,362             18,362           -0-
Dick Lowe.................................              18,362             18,362           -0-
Dan Poland................................              25,313             25,313           -0-
Peggy Lynn McLeland, Trustee for
  The Peggy McLeland Trust................              17,189             17,189           -0-
Sidney M. Reilly, Trustee for
  The Sidney M. Reilly Trust..............              17,189             17,189           -0-
Sidney M. Reilly, et al.,
  Trustees for The Grady Family Trust.....              17,189             17,189           -0-
Northern Tier Asset Management, Inc.......           2,657,507 (4)      2,625,000       32,500
                                                --------------         ----------      -------
         TOTAL............................           5,209,612          5,174,612       35,000


--------------

(1) Assumes all shares registered under this Registration Statement will be offered and sold.

(2) Includes 2,500 shares issuable upon exercise of stock options, which shares are not being registered for resale hereby.

(3) Represents shares issuable upon conversion of shares of Series C Preferred Stock by such holder (200% of the shares issuable assuming a conversion price of $1.50).

(4) Represents shares currently issuable to such holder upon exercise of warrants to purchase shares of our common stock.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital consists of 100,000,000 shares of common stock and 50,000,000 shares of Preferred Stock. At March 31, 1999, we had:

     o   32,553,940 shares of common stock outstanding,

     o 9,600,000 shares of Series A Participating Convertible Preferred Stock (the "Series A Preferred Stock") outstanding,

     o no shares of Series B Participating Convertible Preferred Stock (the "Series B Preferred Stock") issued or outstanding, and

     o   5,238 shares of Series C Preferred Stock outstanding.

COMMON STOCK

     The holders of shares of common stock possess full voting power for the election of directors and for all other purposes, each holder of common stock being entitled to one vote for each share of common stock held of record by such holder. The shares of common stock do not have cumulative voting rights.

     As described below, the holders of Series A Preferred Stock are generally entitled to vote (on an as-converted basis) as a single class with the holders of the common stock, together with all other classes and series of stock of the Company that are entitled to vote as a single class with the common stock, on all matters coming before the Company's stockholders. Holders of a majority of the shares of common stock and Series A Preferred Stock represented at a meeting may approve most actions submitted to the stockholders except for certain corporate actions (e.g. mergers, sale of assets and charter amendments) which require the approval of holders of a majority of the total outstanding shares of common stock and the Series A Preferred Stock or other matters that require a class vote of the Preferred Stock.

     Subject to the right of holders of any outstanding shares of Preferred Stock, dividends may be paid on the common stock as and when declared by the Company's Board of Directors out of any funds of the Company legally available for the payment thereof. Holders of common stock have no subscription, redemption, sinking fund, conversion or preemptive rights. The outstanding shares of common stock are fully paid and nonassessable. After payment is made in full to the holders of any outstanding shares of Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Company, the remaining assets and funds of the Company will be distributed to the holders of common stock according to their respective shares.

PREFERRED STOCK

General

     The Board of Directors may, without further action by the Company's stockholders (subject to the terms of the Series A Preferred Stock and the Series C Preferred Stock described below), from time to time, direct the issuance of fully authorized shares of Preferred Stock, in classes or series and may, at the time of issuance, determine the powers, rights, preferences and limitations of each class or series. Satisfaction of any dividend preferences on outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on common stock. Also, holders of Preferred Stock would be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of common stock. Under certain circumstances, the issuance of such Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management.

Description of Series A Preferred Stock

     General. The Certificate of Designation of the Series A Preferred Stock authorizes the issuance of up to 9,600,000 shares of Series A Preferred Stock.

     Voting. The holders of shares of Series A Preferred Stock are generally entitled to vote (on an as-converted basis) together with the holders of the common stock, together with all other classes and series of stock of the Company that are entitled to vote as a single class with the common stock, on all matters coming before the Company's stockholders. In any vote with respect to which the Series A Preferred Stock shall vote with the holders of common stock as a single class, each share of Series A Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number which could be cast in such vote by a holder of the number of shares of common stock into which such shares of Series A Preferred Stock is convertible on the date of such vote. With respect to any matter for which class voting is required by law or the Company's Restated Certificate of Incorporation, except as otherwise described herein, the holders of the Series A Preferred Stock will vote as a class and each holder shall be entitled to one vote for each share held. For so long as at least 960,000 shares of Series A Preferred Stock are outstanding, the following matters will require the approval of a majority of the holders of shares of Series A Preferred Stock, voting together as a separate class:

     o the amendment of any provision of the Company's Restated Certificate of Incorporation or bylaws;

     o the creation, authorization or issuance, or the increase in the authorized amount of, any class or series of shares ranking on a parity with or prior to the Series A Preferred Stock either as to dividends or upon liquidation, dissolution or winding up;

     o the merger or consolidation of the Company with or into any other corporation or other entity or the sale of all or substantially all of the Company's assets; or

     o the reorganization, recapitalization, or restructuring or similar transaction that requires the approval of the stockholders of the Company.

     Election of Directors. The holders of shares of Series A Preferred Stock have the right, acting separately as a class, to elect a number of members to the Company's Board of Directors in proportion to the percentage of the outstanding voting power represented by the Series A Preferred Stock (currently, such holders have the right to elect two directors). As of the date hereof, the sole holder has not elected to exercise its right to elect directors to the Company's Board of Directors.

     Conversion. A holder of shares of Series A Preferred Stock has the right, at the holder's option, to convert all or a portion of its shares into shares of common stock at any time at an initial rate, subject to antidilution adjustments, of one share of Series A Preferred Stock for one share of common stock.

     Concurrently with the transfer of any shares of Series A Preferred Stock to any person (other than a direct or indirect affiliate of JEDI or other entity managed by Enron Corp. or any of its affiliates), the shares of Series A Preferred Stock so transferred will automatically convert into a like number of shares of Series B Preferred Stock.

     Dividends. The holders of the shares of Series A Preferred Stock are entitled to receive dividends, when, and as if declared by the Board of Directors, out of funds legally available therefor, any dividend (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into or exchangeable for, common stock) payable on the common stock, as and when paid, in an amount equal to the amount each such holder would have received if such holder's shares of Series A Preferred Stock had been converted into common stock immediately prior to the record date, or if there is no record date, the date of payment thereof. The holders of Series A Preferred Stock will also have the right to certain dividends upon and during the continuance of an Event of Default (as described below).

     Liquidation. Upon the liquidation, dissolution or winding up of the Company, the holders of the shares of Series A Preferred Stock, before any distribution to the holders of common stock, will be entitled to receive an amount per share equal to (a) $0.521 plus (b) all accrued and unpaid dividends thereon ("Series A Liquidation Preference"). The holders of the shares of Series A Preferred Stock will not be entitled to participate further in the distribution of the assets of the Company.

     Events of Default; Remedies. The Certificate of Designation of the Series A Preferred Stock provides that an Event of Default will be deemed to have occurred if the Company fails to comply with any of its covenants in the Securities Purchase Agreement, dated as of March 27, 1997, between the Company and

JEDI; provided, that the Company will have a 30-day cure period with respect to the non-compliance with certain covenants.

     Upon the occurrence but only during the continuance of an Event of Default, the holders of Series A Preferred Stock will be entitled to receive, in addition to other dividends payable to holders of Series A Preferred Stock, when, as, and if declared by the Board of Directors, out of funds legally available therefor, cumulative preferential cash dividends accruing from the date of the Event of Default in an amount per share per annum equal to 6% of the Series A Liquidation Preference in effect at the time of accrual of such dividends, payable quarterly in arrears on or before the 15th day after the last day of each calendar quarter during which such dividends are payable. Unless full cumulative dividends accrued on shares of Series A Preferred Stock have been or contemporaneously are declared and paid, no dividend may be declared or paid or set aside for payment on the common stock or any other junior securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into or exchangeable for, common stock or any other junior securities), nor shall any common stock nor any other junior securities be redeemed, purchased or otherwise acquired for any consideration nor may any monies be paid to or made available for a sinking fund for the redemption of any shares of any such securities.

     Upon the occurrence and during the continuance of an Event of Default resulting from the failure to comply with certain covenants, the holders of shares of Series A Preferred Stock will have the right, acting separately as a class, to elect a number of persons to the Board of Directors of the Company, that along with any members of the Board of Directors who are serving at the time of such action, will constitute a majority of the Board of Directors.

     Upon the occurrence of an Event of Default resulting from the failure to comply with certain covenants, each holder of shares of Series A Preferred Stock will have the right, by written notice to the Company, to require the Company to repurchase, out of funds legally available therefor, such holder's shares of Series A Preferred Stock for an amount in cash equal to the Series A Liquidation Preference in effect at the time of the Event of Default.

Description of Series B Preferred Stock

     The Certificate of Designation of the Series B Preferred Stock authorizes the issuance of up to 9,600,000 shares of Series B Preferred Stock. The terms of the Series B Preferred Stock are substantially similar to those of the Series A Preferred Stock except that the holders of Series B Preferred Stock will not:

     o have class voting rights except as required under Delaware corporate law,

     o   be entitled to any remedies upon an event of default, or

     o be entitled to elect any directors of the Company, voting separately as a class.

Description of Series C Preferred Stock

     General. The Certificate of Designation of the Series C Preferred Stock (the "Series C Certificate of Designation") authorizes the issuance of up to 10,400 shares of Series C Preferred Stock.

     Voting. The holders of shares of Series C Preferred Stock are not entitled to vote with the holders of the common stock except as required by law or as set forth below. For so long as any shares of Series C

Preferred Stock are outstanding, the following matters will require the approval of the holders of at least two-thirds of the then outstanding shares of Series C Preferred Stock, voting together as a separate class:

     o alter or change the rights, preferences or privileges of the Series C Preferred Stock or any other capital stock of the Company so as to affect adversely the Series C Preferred Stock;

     o create any new class or series of capital stock having a preference over or ranking pari passu with the Series C Preferred Stock as to redemption, the payment of dividends or distribution of assets upon a Liquidation Event (as defined in the Series C Certificate of Designation) or any other liquidation, dissolution or winding up of the Company;

     o increase the authorized number of shares of Preferred Stock of the Company;

     o re-issue any shares of Series C Preferred Stock which have been converted in accordance with the terms hereof;

     o issue any Senior Securities (other than the Company's Series B Preferred Stock pursuant to the terms of the Company's Series A Preferred Stock) or Pari Passu Securities (each, as defined in the Series C Certificate of Designation); or

     o declare, pay or make any provision for any dividend or distribution with respect to the common stock or any other capital stock of the Company ranking junior to the Series C Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Company.

     In the event that the holders of at least two-thirds ( 2/3) of the then outstanding shares of Series C Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock pursuant to the terms hereof, or to waive any rights of the holders hereunder, then the Company will deliver notice of such approved change to the holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Series C Preferred Stock pursuant to the terms of the Series C Preferred Stock as they existed prior to such alteration or change, or to continue to hold such shares. No such change shall be effective to the extent that, by its terms, it applies to less than all of the holders of Series C Preferred Stock then outstanding.

     Conversion. Subject to certain limitations set forth in the Series C Certificate of Designation, a holder of shares of Series C Preferred Stock has the right, at the holder's option, to convert all or a portion of its shares into shares of common stock at any time. The number of shares of common stock into which a share of Series C Preferred Stock may be converted will be determined as of the conversion date according to a formula set forth in the Series C Certificate of Designation. The conversion rate is equal to the aggregate stated value of the shares to be converted divided by a floating conversion price that is the lesser of (i) $7.35 and (ii) (A) the average of the three lowest closing bid prices for the common stock during the 10 trading days prior to the conversion date if the average daily trading volume for the common stock on the Nasdaq SmallCap Market during the calender month of the conversion date is equal to or greater than $540,000, or (B) the three lowest closing bid prices for the common stock during the 20 days trading days prior to the conversion date if the average daily trading volume for the common stock on the Nasdaq SmallCap Market during the calender month of the conversion date is equal to or greater than $360,000 but less than $540,000, or (C) the lowest closing bid price for the common stock during the 15 trading days prior to the conversion date if the average daily trading volume for the common stock on the Nasdaq SmallCap Market during the calender month of the conversion date is less than $360,000. By way of example only, if the effective conversion price was $4.00 per share, each share of Series C Preferred Stock would be convertible into approximately 250 shares of common stock (or 1,309,500 shares if all shares of Series C Preferred Stock outstanding on March 31, 1999 were converted). If the effective conversion price was $1.00 per share, each share of Series C Preferred Stock would be convertible into 1,000 shares of common stock (or 5,238,000 shares if all shares of Series C Preferred Stock outstanding on March 31, 1999 were converted). If the Company fails to deliver shares of common stock to a holder following a conversion in accordance with the Series C Certificate of Designation, then the Company will be liable to the holder for certain cash default payments set forth in the Series C Certificate of Designation.


     On December 24, 2001, all shares of Series C Preferred Stock that are then outstanding shall be automatically converted into the number of shares of common stock determined in accordance with the formula set forth in the Series C Certificate of Designation.

     The Series C Certificate of Designation provides for customary adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of common stock, certain reclassifications of the common stock, stock splits, combinations and mergers and similar transactions and certain changes of control.

     Dividends. The holders of the shares of Series C Preferred Stock are entitled to receive dividends, when, and as if declared by the Board of Directors, out of funds legally available therefor, subject to the prior payment of any accumulated and unpaid dividends to holders of Senior Securities, but before payment of dividends to holders of Junior Securities (as defined in the Series C Certificate of Designation), cumulative dividends on each share of Series C Preferred Stock in an amount equal to the stated value of such share multiplied by 5% per annum.

     Liquidation. Upon the liquidation, dissolution or winding up of the Company, the holders of the shares of Series C Preferred Stock, before any distribution to the holders of Junior Securities, and after payment to holders of Senior Securities, will be entitled to receive an amount equal to the stated value of the Series C Preferred Stock (subject to ratable adjustment in the event of reclassification of the Series C Preferred Stock or other similar event) plus any accrued and unpaid dividends thereon.

     Optional Redemption. The Company has the right to redeem all of the outstanding Series C Preferred Stock at a price equal to the Liquidation Preference of the Series C Preferred Stock then held by the holder divided by 80% ("Optional Redemption Price"), to the extent permitted by law and so long as
(i) the Company has sufficient cash available at the time; (ii) the Company delivers written notice at least thirty trading days' prior to the redemption, specifying both the date of the redemption and the amount payable to the holder; and (iii) the common stock is actively traded on the NASDAQ Stock Market, the New York Stock Exchange or the American Stock Exchange.

     Mandatory Redemption. The Series C Certificate of Designation provides for mandatory redemption by the Company when a Mandatory Redemption Event (as defined in the Series C Certificate of Designation) occurs.

     Upon the occurrence of a Mandatory Redemption Event, each holder of Series C Preferred Stock will have the right to require the Company to redeem its Series C Preferred Stock at a redemption price equal to the greater of (i) the Liquidation Preference of the Series C Preferred

Stock being redeemed multiplied by 125% and (ii) an amount determined by dividing the Liquidation Preference of the Series C Preferred Stock being redeemed by the conversion price in effect on the mandatory redemption date and multiplying the resulting quotient by the average closing bid price for the common stock on the 5 trading days preceding the mandatory redemption date ("Mandatory Redemption Price").

     If the Mandatory Redemption Price is not paid within five business days of the redemption date and the holder has tendered its Series C Preferred Stock to the Company, the holder is entitled to interest thereon, from the redemption date until the Mandatory Redemption Price has been paid in full.

     If the Mandatory Redemption Price is not paid within ten business days of the redemption date, each holder of shares of Series C Preferred Stock will have the right, by written notice to the Company, to require the Company to issue, in lieu of the Mandatory Redemption Price, the number of shares of common stock of the Company equal to the Mandatory Redemption Price divided by the conversion price in effect on such conversion date as specified by the holder, with the conversion price to be reduced by 1% for each day beyond the 10th business day in which the Company fails to pay the Mandatory Redemption Price, but with the maximum reduction of the conversion price to be 50%.

1998 PRIVATE EQUITY PLACEMENTS

     General. The Company completed two private equity placements in 1998. In the first placement, pursuant to the July Purchase Agreement, the Company issued to the buyers:

     o 2,357,144 shares of our common stock on July 8, 1998 and issued an additional 1,071,430 shares of our common stock on July 20, 1998,

     o certain repricing rights to acquire additional shares of common stock, and

     o warrants to purchase an aggregate of up to 605,000 shares of common stock.

The aggregate gross consideration for the issuances was $24 million, $16.5 million of which was received by the Company on July 8, 1998 and $7.5 million of which was received by the Company on July 20, 1998. The Company also agreed to register for resale the common stock issued or issuable pursuant to the terms of a Registration Rights Agreement dated as of July 8, 1998.

     In addition, pursuant to the November Purchase Agreement, on November 24, 1998, the Company issued to the buyers:

     o   416,667 shares of common stock,

     o certain repricing rights to acquire additional shares of common stock, and

     o   warrants to purchase 50,000 shares of common stock.

The Company also agreed to register for resale the common stock issued or issuable pursuant to a Registration Rights Agreement dated November 10, 1998.

     Set forth below is a description of the terms of the repricing rights as well as certain other provisions contained in both the July Purchase Agreement and the November Purchase Agreement. Initially capitalized terms used but not defined in this section "Private Equity Placements" have the meanings ascribed to such terms in the July Purchase Agreement and the November Purchase Agreement filed as Exhibits to this Registration Statement on Form S-3.

     Repricing Rights. Pursuant to the July Purchase Agreement and the November Purchase Agreement, the Company granted certain Repricing Rights to the Buyers, pursuant to which each of the Buyers (or their permitted assignees or successors) may exercise its Repricing Rights and acquire shares of common stock in accordance with the following formula (the "Repricing Rate"):

                        (Repricing Price -- Market Price)
                                  Market Price

     The "Repricing Price" means:

     o during the period beginning on and including the date which is 121 days after the Closing Date and ending on and including the date which is 150 days after the Closing Date, 124% of the Purchase Price,

     o during the period beginning on and including the date which is 151 days after the Closing Date and ending on and including the date which is 180 days after the Closing Date, 125% of the Purchase Price,

     o during the period beginning on and including the date which is 181 days after the Closing Date and ending on and including the date which is 210 days after the Closing Date, 126% of the Purchase Price,

     o during the period beginning on and including the date which is 211 days after the Closing Date and ending on and including the date which is 240 days after the Closing Date, 127% of the Purchase Price, and

     o after the date which is 240 days after the Closing Date, 128% of the Purchase Price.

     The "Market Price" means, as of any date of determination, the lowest closing bid price during the fifteen consecutive trading days immediately preceding such date of determination.

     The Repricing Rate is multiplied by the number of Common Shares the Buyer has chosen to reprice in order to determine the number of shares to be issued to the Buyer.

     If the Company fails to issue a stock certificate for the number of shares of common stock to which the holder is entitled or to credit the holder's balance account with The Depository Trust Company for such number of shares of common stock to which the holder is entitled upon such holder's exercise of the Repricing Rights within three trading days after the Company's or the transfer agent's receipt of the exercise notice, the Company shall pay damages to such holder on each day after the third trading day that such exercise is not effected. The amount of damages shall equal 0.5% of the product of (i) the sum of the number of shares of common stock not issued to the holder on a timely basis and (ii) the closing bid price of the common stock on the last possible date which the Company could have issued such common stock without violating its delivery requirements. In addition, if the Buyer to whom the Company has failed to timely deliver the shares is forced to purchase other outstanding shares of common stock of the Company in order to cover a sale order by such Buyer (a "Buy-In"), then the Company will be required to pay to such Buyer the positive difference between the price at which the Buyer bought its covering shares and the sale price in respect of the shares sold by it.

     The right of a holder of Repricing Rights to exercise such Repricing Rights is limited as set forth below.

     o Without the prior written consent of the Company, a holder of Repricing Rights shall not be entitled to exercise an aggregate number of Repricing Rights in excess of the number of Repricing Rights which when divided by the number of Repricing Rights purchased by such holder would exceed (A) 0.00 for the period beginning on the Closing Date and ending on and including the 120th day thereafter, (B) 0.25 for the period beginning on the 121st day after the Closing Date and ending on and including the 150th day after the Closing Date, (C) 0.50 for the period beginning on and including the 151st day after the Closing Date and ending on and including the 180th day after the Closing Date, (D)
         0.75 for the period beginning on the 181st day after the Closing Date and ending on and including the 210th day after the Closing Date, and
         (E) 1.00 for the period beginning on and including the 211th day after the Closing Date. This exercise restriction shall cease to apply if a Major Transaction (as defined below) or Triggering Event (as defined below) shall have occurred or been publicly announced or if a registration statement meeting the requirements of the Registration Rights Agreement shall not have been declared effective by the 120th day after the Closing Date.

     o As more fully described in the July Purchase Agreement and the November Purchase Agreement, a holder of Repricing Rights shall not be entitled to exercise Repricing Rights in excess of that number of Repricing Rights which, upon giving effect to such exercise, would cause the aggregate number of shares of common stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding number of shares of the common stock following such exercise. Such restriction is waivable by a holder upon at least 61 days notice.

     In addition to the exercise restrictions, a Buyer's right to exercise its Repricing Right terminates automatically on the earlier to occur of (i) if the Initial Common Share with respect to which such Repricing Right was acquired is sold prior to the date which is 121 days after the date on which such Repricing Right was acquired, (ii) if the Initial Common Share with respect to which such Repricing Right was acquired is sold on or after the date which is 121 days after the Closing Date on which such Repricing Right was acquired at a price equal to or greater than the Repricing Price in effect on the date of such sale,
(iii) on the date immediately following the date which is one year after the date of the sale of the Initial Common Share with respect to which such Repricing Right was acquired and (iv) if the Buyer elects to terminate the Repricing Right in lieu of the Company repurchasing such Buyer's related Initial Common Share.

Company Repurchase Rights. Pursuant to the July Purchase Agreement and the November Purchase Agreement, the Company may elect to repurchase Repricing Rights exercised in lieu of issuing Repricing Common Shares upon such exercise if the average closing bid price of the common stock for the five day trading period immediately preceding the exercise date of the Repricing Rights is not greater than $5.30. The repurchase price per Repricing Right shall be equal to the product of (i) the Repricing Rate of the Repricing Right on the exercise date and (ii) the last reported sale price of the common stock on the exercise date.

     Pursuant to the July Purchase Agreement and the November Purchase Agreement, the Company may also elect to repurchase any or all of the Common Shares issued to the Buyers and the Repricing Rights associated with such Common Shares at any time prior to the Repricing Rights being exercised. The repurchase price per Repricing Right shall be an amount per Common Share and associated Repricing Right equal to (i) 124% of the Purchase Price, if the repurchase date is prior to the date which is 120 days after the Closing Date and (ii) 128% of the Purchase Price, if the repurchase date is on or after the date which is 120 days after the Closing Date.

Put Rights of Buyers. Pursuant to the July Purchase Agreement and the November Purchase Agreement, each holder of Common Shares or Repricing Rights, has the right to require the Company to repurchase all or a portion of such holder's Common Shares or Repricing Rights upon the occurrence of a Major Transaction or a Triggering Event. The repurchase price is equal to (i) for each Common Share with an associated Repricing Right, the greater of (A) 130% of the Purchase Price and (B) the sum of (I) the Purchase Price and (II) the product of (x) the Repricing Rate of the Repricing Right on the date of such holder's delivery of a notice of repurchase and (y) the last reported sale price of the common stock on the delivery date of a notice of repurchase, (ii) for each Repricing Right without the associated Common Share, the product of (A) the Repricing Rate of the Repricing Right on the date such holder's delivery of a notice of repurchase and (B) the last reported sale price of the common stock on the date of such holder's delivery of notice of repurchase and (iii) for each Common Share without an associated Repricing Right, 130% of the Purchase Price.

     A "Major Transaction" is deemed to have occurred at such time as any of the following events:

     o the consolidation, merger or other business combination of the Company with or into another person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such surviving entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

     o the sale or transfer of all or substantially all of the Company's assets; or

     o a purchase, tender or exchange offer made to and accepted by the holders of more than 40% of the outstanding shares of common stock.

     A "Triggering Event" is deemed to have occurred at such time as any of the following events:

     o a registration statement in respect of the resale of the Common Shares, Repricing Common Shares and Warrant Common Shares (the "Resale Registration Statement") has not been deemed effective by the Securities and Exchange Commission (the "SEC") on or prior to the 210th day after the Closing Date;

     o during the Effectiveness Period the effectiveness of the Resale Registration Statement lapses for any reason or is unavailable for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten trading days in aggregate (excluding any "blackout" periods permitted by the terms of the Registration Rights Agreement);

     o the common stock is suspended from listing or is delisted from The Nasdaq SmallCap Market or on any subsequent market for a period of five consecutive days, unless such delisting is due to the Company having the common stock relisted on a subsequent market within such five day period;

     o the Company notifies any holder of Repricing Rights, including by way of public announcement, at any time, of its intention not to comply or inability to comply with proper requests for exercise of any Repricing Rights into shares of common stock;

     o the Company fails to deliver shares of common stock pursuant to the exercise of Repricing Rights within ten days of an exercise date or to pay the amount due in respect of a Buy-In within ten days after notice of such Buy-In is delivered to the Company;

     o the Company is not required to issue any Repricing Common Shares pursuant to the exercise of Repricing Rights due to certain restrictions imposed under the rules and regulations of The Nasdaq Stock Market or the Company is otherwise unable to issue shares of common stock upon delivery of an exercise notice for any reason;

     o if stockholder approval of the issuance of the securities is required, the Company's stockholders fail to approve the issuance of the shares of common stock upon the exercise of Repricing Rights within 135 days of a Proxy Statement Trigger Date;

     o the Company breaches any representation, warranty, covenant or other material term or condition of the July Purchase Agreement or the November Purchase Agreement, as the case may be, the Warrants, the Registration Rights Agreement or the irrevocable transfer agent instructions or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, and such breach, if curable, continues for a period of at least ten days after written notice thereof to the Company; or

     o a voluntary or involuntary case or proceeding is commenced by or against the Company or a subsidiary under any applicable federal or state bankruptcy, insolvency, reorganization or other similar proceeding (excluding any involuntary proceeding that is dismissed within thirty days of the filing thereof).

     At any time after receipt of a notice from the Company that a Major Transaction is to occur (or, in the event a notice is not delivered at least ten days prior to a Major Transaction), any holder of Common Shares, Repricing Common Shares or Repricing Rights then outstanding may require the Company to repurchase all or a portion of the holder's Common Shares, Repricing Common Shares or Repricing Rights. At any time after the earlier of a holder's receipt of a notice from the Company that a Triggering Event has occurred and such holder becoming aware of a Triggering Event, but in no event later than fifteen business days after a holder's receipt of such notice, any holder of Common Shares, Repricing Common Shares or Repricing Rights then outstanding may require the Company to repurchase all or a portion of the holder's Common Shares, Repricing Common Shares or Repricing Rights. The repurchase price upon the occurrence of a Major Transaction or a Triggering Event is equal to (i) for each Common Share with an associated Repricing Right, the greater of (A) 130% of the Purchase Price and (B) the sum of (I) the Purchase Price and (II) the product of
(x) the Repricing Rate of the Repricing Right on the date of such holder's delivery of notice of repurchase and (y) the last reported sale price of the common stock on the date of such holder's delivery of a notice of repurchase,
(ii) for each Repricing Right without the associated Common Share, the product of (x) the Repricing Rate of the Repricing Right on the date of such holder's delivery of a notice to repurchase and (y) the last reported sale price of the common stock on the date of such holder's delivery of notice of repurchase and
(iii) for each Common Share without an associated Repricing Right, 130% of the Purchase Price.

     The Company shall deliver the applicable repurchase price, in the case of a repurchase pursuant to the occurrence of a Triggering Event, to such holder within five business days after the Company's receipt of a notice of repurchase from the holder and, in the case of a repurchase pursuant to the occurrence of a Major Transaction, the Company shall deliver the applicable repurchase price immediately prior to the consummation of the Major Transaction; provided that if Common Shares are being repurchased, the holder's stock certificates shall have been delivered to the Company; provided further that if the Company is unable to repurchase all of the Common Shares or the Repricing Rights to be repurchased, the Company shall repurchase an amount from each holder on a pro rata basis.

Other Terms of the Purchase Agreements. Each of the July Purchase Agreement and the November Purchase Agreement contains customary representations and warranties of the Company for transactions of this type.

     Pursuant to the July Purchase Agreement, the Company has agreed, among other things, to abide by certain limitations on the Company's ability to raise equity (the "Capital Raising Limitation"). The Capital Raising Limitation prohibits the Company and its subsidiaries from negotiating with any party for any equity financing or issue any equity securities of the Company or any subsidiary or securities convertible or exchangeable into or for equity securities of the Company or any subsidiary during the period beginning on July 8, 1998 and ending on and including the 365th day after the Closing Date unless it first delivers a written notice of the future offering to each Buyer and provides each Buyer an option to purchase up to its pro rata portion of the shares to be offered in the future offering.

     Also, under the November Purchase Agreement, if the Company would be, if all Repricing Rights were exercised on such date required by the rules by the Nasdaq Stock Market, Inc. to obtain the approval of the stockholders of the Company to issue the Repricing Shares upon such exercise, then the Company must within 15 days file proxy materials with the SEC relating to such stockholder approval and use its best efforts to obtain as soon as possible, and in any event within 75 days, such stockholder approval. If the Company fails to obtain the approval of the stockholders as described in this paragraph, then the Company shall pay to each Buyer an amount in cash equal to the product of (i) the aggregate Purchase Price paid by such Buyer multiplied by (ii) .025; multiplied by (iii) the quotient of (x) the number of days after the deadline that the stockholder approval is not obtained, divided by (y) 30.

     Warrants. Pursuant to the July Purchase Agreement, on July 8, 1998 the Company issued the warrants to purchase an aggregate of up to 605,000 shares of common stock to the Buyers. The warrants are exercisable for three years commencing July 8, 1998 at an exercise price equal to 110% of the Purchase Price. The warrants provide for customary adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of common stock, stock splits, combinations and mergers. The warrants also include customary provisions with respect to, among other things, transfer of the Warrants, mutilated or lost warrant certificates, and notices to holder(s) of the warrants. The Company also issued warrants to purchase up to 480,000 shares of common stock to the placement agents in connection with the July Purchase Agreement.

     Pursuant to the November Purchase Agreement, as of November 10, 1998 the Company issued the warrants to purchase an aggregate of up to 50,000 shares of common stock to the Buyers. The warrants are exercisable for three years commencing November 10, 1998 at an exercise price equal to 110% of the Purchase Price. The warrants provide for customary adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of common stock, stock splits, combinations and mergers. The warrants also include customary provisions with respect to, among other things, transfer of the Warrants, mutilated or lost warrant certificates, and notices to holder(s) of the warrants. The Company also issued warrants to purchase up to 50,000 shares of common stock to the placement agents in connection with the November Purchase Agreement.

     Registration Rights Agreement. At the time of sale none of the securities issued or issuable under the July Purchase Agreement or the November Purchase Agreement will be registered under the Securities Act and therefore, will be, when issued, "restricted securities." In connection with each of the July Purchase Agreement and the November Purchase Agreement, the Company entered into a Registration Rights Agreement with the Buyers pursuant to which the Buyers are entitled to certain rights with respect to the registration under the Securities Act of the Common Shares, the Repricing Common Shares and the Warrant Common Shares (the "Registrable Securities").

     The Company has filed a Registration Statement on Form S-3 with the SEC in connection with the July Purchase Agreement, and the SEC declared the Registration Statement effective September 22, 1998. The Company has filed a Registration Statement on Form S-3 with the SEC in connection with the November Purchase Agreement, and the SEC declared the Registration Statement effective February 23, 1999.

     Placement Agents. The Company paid $1.8 million cash and issued warrants to purchase 480,000 shares of our common stock in consideration for Jesup & Lamont Securities Corp., Philip Louis Trading Co., Inc., Wellington Capital Corporation and James Cahill acting as the placement agents in connection with the placement under the July Purchase Agreement. The Company paid $187,500 cash and issued warrants to purchase 50,000 shares of our common stock in consideration for Jesup & Lamont Securities Corp. and Wellington Capital Corporation acting as the placement agents in connection with the placement under the November Purchase Agreement.

     Additional Rights to Purchase Common Stock. In November 1998, the Company granted to certain investors the right to an aggregate of 60,876 shares of common stock to obtain their participation. All of such rights were exercised immediately after being granted.

1999 PRIVATE PLACEMENT


     In April 1999, the Company issued warrants to purchase an aggregate of 2,625,000 shares of common stock to Northern Tier. See "Selling Stockholders -- Northern Tier Management, Inc."


WARRANTS

     As of April 30, 1999, JEDI held warrants to purchase an aggregate of 2,515,803 shares of common stock at prices ranging from $3.54 to $7.00. The warrants held by JEDI expire at various times on or before December 28, 1999. As of March 31, 1999, certain institutional investors hold warrants to purchase an aggregate of 2,545,358 shares of common stock at prices ranging from $2.50 to a floating rate based on market price at the time of exercise. The warrants held by the institutional investors expire at various times on or before December 24, 2001.

EXCHANGE RIGHTS

     The ECT Revolving Credit Agreement provides that, commencing January 1999, during certain periods, any indebtedness of Queen Sand Resources, Inc., a Nevada corporation ("QSRn"), may be exchanged by the lenders for shares of our common stock. The exchange ratio is based on a formula that is a function of the market price of the common stock at the time of exchange.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of March 31, 1999, the Company had outstanding 32,553,940 shares of common stock. In addition, 9,600,000 shares will be issuable upon conversion of the Series A Participating Convertible Preferred Stock, 3,713,001 shares will be issuable upon conversion of the Series C Preferred Stock (assuming a conversion price of $1.50 per share), 5,140,941 shares will be issuable upon exercise of outstanding warrants and 763,500 shares will be issuable upon exercise of outstanding stock options. Also, 12,226,390 shares could be issued upon exercise of the reset rights (assuming a market price of $1.50 per share). Of the issued and outstanding shares of common stock other than the shares covered by this Registration Statement, 22,832,203 shares are freely tradable without restriction or further registration under the Securities Act. The shares of common stock to be sold by the selling stockholders included in this Registration Statement will be eligible for resale in the public marketplace pursuant to the Registration Statement. All of the remaining 10,721,737 shares of common stock held by existing stockholders will be "restricted" securities within the meaning of the Securities Act as a result of the issuance thereof in private transactions not involving a public offering. The "restricted" securities may not be resold unless they are registered under the Securities Act or are sold pursuant to an available exemption from registration, including Rule 144 under the Securities Act. Certain stockholders, including holders of "restricted" securities, have been granted certain rights with respect to registration under the Securities Act of shares of common stock held by them.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an "affiliate" (as that term is defined in Rule 144)) is entitled to sell, within any three-month period, a number of those shares that does not exceed the greater of (i) 1% of the then outstanding shares of the common stock (325,539 shares immediately after this Offering) or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and requirements as to the availability of current public information concerning the Company. Rule 144 provides that a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years (including, in certain circumstances, the holding period of any prior owner) is entitled to sell those shares under Rule 144(k) without regard to the limitations described above.

     The Company can make no prediction as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price for the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. See "Risk Factors - Impact of Shares Eligible for Future Sale."


                              PLAN OF DISTRIBUTION

     The selling stockholders, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the shares of common stock being registered hereunder in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

     o block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o   privately negotiated transactions;

     o   short sales;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

     From time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares of common stock in connection therewith or in settlement of securities loans. If the selling stockholders engage in such transactions, the applicable conversion price may be affected. From time to time the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares of common stock from time to time.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares of common stock other than fees and expenses of the selling stockholders. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby have been passed upon for the Company by its counsel, Haynes and Boone, LLP, Dallas, Texas.


                                     EXPERTS

     The estimates relating to the Company's proved oil and natural gas reserves and future net revenues of oil and natural gas reserves as of June 30, 1997 (other than with respect to the Property Acquisitions) and at June 30, 1998 (other than with respect to the Morgan Properties) incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998 are based upon estimates of such reserves prepared by H.J. Gruy in reliance upon its reports and upon the authority of this firm as experts in petroleum engineering.

     The estimates relating to the Company's proved oil and natural gas reserves and future net revenues of oil and natural gas reserves as of June 30, 1996 incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998 are based upon estimates of such reserves prepared by Harper and Associates in reliance upon its reports and upon the authority of this firm as experts in petroleum engineering.

     The estimates relating to the Company's proved oil and natural gas reserves and future net revenues of oil and natural gas reserves at June 30, 1998 with respect to the Morgan Properties incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1998 are based upon estimates of such reserves prepared by Ryder Scott, independent consulting petroleum engineers, in reliance upon its report and upon the authority of this firm as experts in petroleum engineering.


                              INDEPENDENT AUDITORS

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended June 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statements of net profits interests and royalty interests revenues of certain oil and natural gas producing properties acquired from pension funds managed by J.P. Morgan Investments for the years ended June 30, 1997, 1996 and 1995 appearing in the Company's Current Report on Form 8-K dated March 19, 1998, as amended by Current Report on Form 8-K/A-2 filed June 8, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1(800) SEC-0330 for further information on the public reference rooms.

     This Prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. This Prospectus provides you with a general description of the common stock the selling stockholders may offer and information about the various alternative methods by which they may sell the common stock. Under certain circumstances the selling stockholders may be required to provide additional information about the method by which they intend to sell the common stock. We will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under this heading "Additional Information."

                           INCORPORATION BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders' offering is completed:

     o   Annual Report on Form 10-KSB for the year ended June 30, 1998;

     o   Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     o   Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

     o   Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     o Item 7 of Current Report on Form 8-K dated March 19, 1998, as amended by Current Report on Form 8-K/A filed April 27, 1998 and Current Report on Form 8-K/A-2 filed June 8, 1998;

     o   Current Report on Form 8-K dated November 24, 1998; and

     o The description of our common stock contained in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934.

     We will provide these filings to any person, including any beneficial owner, to whom this Prospectus is delivered, at no cost, upon written or oral request to the Company as follows:

                           13760 Noel Road, Suite 1030
                            Dallas, Texas 75240-7336
                            Attn: Investor Relations

     You may call William W. Lesikar, Vice-President Finance, of the Company at
(972) 233-9906 to request filings. You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Pursuant to the Registration Rights Agreement among the Company and the selling stockholders, the Company has agreed to indemnify each Selling Stockholder and its officers, directors, agents, brokers, investment advisors, employees and any person who controls such Selling Stockholder against any losses, claims, damages, liabilities, costs and expenses arising out of or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, including any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such liabilities arise out of or are based upon and in conformity with any information furnished in writing to the Company by each respective Selling Stockholder expressly for use in the Registration Statement or and amendment or supplement thereto. In addition, each Selling Stockholder, acting severally and not jointly, under the Registration Rights Agreement has agreed to indemnify the Company and its officers, directors, employees, agents and any person who controls the Company against any losses, claims, damages, liabilities, costs or expenses arising out of or based upon and in conformity with written information furnished by such Selling Stockholder expressly for use in the Registration Statement or an amendment or supplement thereto. However, the foregoing indemnity shall not apply to amounts paid in settlement of any such liability if the settlement is effected without the consent of such Selling Stockholder.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                               CERTAIN DEFINITIONS

     The following are certain defined terms used in this Prospectus:

"BBL." One stock tank barrel, or 42 US gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

"DEVELOPMENT WELL." A well drilled within the proved boundaries of an oil and natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

"DRY WELL." A development or exploratory well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

"MCF."  One thousand cubic feet.

"MORGAN PROPERTY ACQUISITION." The acquisition by the Company in April 1998 of certain non-operated, net profits interests and royalty interests revenues from pension funds managed by J.P. Morgan Investments.

"NET PROFITS INTEREST." A share of the gross oil and natural gas production from a property, measured by net profits from the operation of the property, that is carved out of the working interest. This is a non-operated interest.

"PREFERRED STOCK." Capital stock of any Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"PROPERTY ACQUISITIONS." Property Acquisitions means, collectively, (i) the acquisition by the Company of certain natural gas properties in western Kentucky on March 8, 1998, (ii) the acquisition by the Company of certain oil and natural gas properties in New Mexico, Texas and Oklahoma from Collins and Ware, Inc. and (iii) the Morgan Property Acquisition.

"PROVED RESERVES." The estimated quantities of crude oil, natural gas and gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

"PROVED UNDEVELOPED RESERVES" OR "PUD." Reserves are oil and gas reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery techniques is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

"ROYALTY INTEREST." An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production, free of costs of production.

"SEC PV-10." The present value of proved reserves is an estimate of the discounted future net cash flows from each of the properties at December 31, 1998, or as otherwise indicated. Net cash flow is defined as net revenues less, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. As required by rules of the SEC, the future net cash flows have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. In accordance with SEC rules, estimates have been made using constant oil and natural gas prices and operating costs, at December 31, 1998, or as otherwise indicated.

"SECONDARY RECOVERY." A method of oil and natural gas extraction in which energy sources extrinsic to the reservoir are utilized.

"WORKING INTEREST." The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



Securities and Exchange Commission Registration Fee................................................ $   1,904
Nasdaq SmallCap Market Listing Fee.................................................................         0
Transfer Agent Fees................................................................................       100
Printing Expenses..................................................................................         0
Accounting Fees and Expenses.......................................................................     2,500
Legal Fees and Expenses (including fees of selling holders' counsel)...............................    15,000
Engineer Fees and Expenses.........................................................................       500
Blue Sky Fees and Expenses.........................................................................       500
Miscellaneous Expenses.............................................................................        96
                                                                                                    ---------
   Total........................................................................................... $  20,600
                                                                                                    =========

     All of the above expenses except the Securities and Exchange Commission registration fee and the Nasdaq SmallCap Market listing fee are estimated. All of such expenses will be borne by the Company.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the General Corporation Law of the State of Delaware ("Delaware Code") nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to the Company or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit.

     The Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers and former directors and officers to the fullest extent permitted by the Delaware Code. Pursuant to the provisions of
Section 145 of the Delaware Code, the Company has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.   EXHIBITS


   EXHIBIT NO.                       EXHIBIT DESCRIPTION
---------------    -------------------------------------------------------------

      3.1 Restated Certificate of Incorporation, filed as Exhibit 4.5 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 9, 1998, which Exhibit is incorporated herein by reference.

      3.2          Certificate of Designation of Series C Convertible Preferred
                   Stock, filed as an exhibit to the Company's Current Report on Form 8-K dated December 24, 1997, which Exhibit is incorporated herein by reference.

      3.3 Amended and Restated Bylaws, filed as an Exhibit to the Company's Current Report on Form 8-K dated May 6, 1997, which
                   Exhibit is incorporated herein by reference.

      4.1          Stockholders' Agreement dated as of May 6, 1997, among the
                   Company, Bruce I. Benn, Edward J. Munden, Ronald I. Benn,
                   Robert P. Lindsay, EIBOC Investments Ltd. and Joint Energy
                   Development Investments Limited Partnership ("JEDI"), filed as an Exhibit to the Company's Current Report on Form 8-K dated May 6, 1997, which Exhibit is incorporated herein by reference.

      4.2          Indenture, dated July 1, 1998, in regard to 12 1/2% Senior
                   Notes due 2008 by and among the Company and certain of its subsidiaries and Harris Trust and Savings Bank, as Trustee, filed as an Exhibit to the Company's Current Report on Form
                   8-K dated July 8, 1998, which Exhibit is incorporated herein by reference.

      4.3 Form of 12% Notes due July 15, 2001, filed as an Exhibit to the Company's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 12, 1996, which Exhibit is incorporated herein by reference.

      4.4          Common Stock Purchase Warrant Representing Right to Purchase
                   100,000 Shares of Common Stock of the Company issued to Forseti Investments Ltd. on May 6, 1997 and assigned to CSM
                   GmbH, filed as an Exhibit to the Company's Current Report on Form 8-K dated May 6, 1997, which Exhibit is incorporated herein by reference.

      4.5          Common Stock Purchase Warrant Representing Right to Purchase
                   1,000,000 Shares of Common Stock of the Company issued to Forseti Investments Ltd. on May 6, 1997 and assigned to CSM
                   GmbH, filed as an Exhibit to the Company's Current Report on Form 8-K dated May 6, 1997, which Exhibit is incorporated herein by reference.

      4.6          Common Stock Purchase Warrant Representing Right to Purchase
                   28,066 Shares of Common Stock of the Company dated July 22,
                   1998 issued to JEDI, filed as an Exhibit to the Company's
                   Registration Statement on Form S-4 (No. 333-61403), filed
                   August 13, 1998.

      4.7          Common Stock Purchase Warrant Representing Right to Purchase
                   1,697,881 Shares of Common Stock of the Company dated July
                   22, 1998 issued to JEDI, filed as an Exhibit to the Company's
                   Registration Statement on Form S-4 (No. 333-61403), filed
                   August 13, 1998.



   EXHIBIT NO.                        EXHIBIT DESCRIPTION
---------------    -------------------------------------------------------------
      4.8          Form of Common Stock Purchase Warrant dated December 24, 1997 and issued to certain institutional investors, filed as an
                   Exhibit to the Company's Current Report on Form 8-K dated
                   December 24, 1997, which Exhibit is incorporated herein by reference.

      4.9 Form of Common Stock Purchase Warrant issued to certain investors effective July 8, 1998, filed as an Exhibit to the Company's Current Report on Form 8-K dated July 8, 1998, which Exhibit is incorporated herein by reference.

      4.10 Registration Rights Agreement between the Company and Collins and Ware, Inc., dated August 1, 1997, filed as an Exhibit to the Company's Registration Statement on Form S-4 (No.
                   333-61403), filed August 13, 1998.

      4.11         Registration Rights Agreement between the Company and Riata
                   Energy, et. al dated April 9, 1998, filed as an Exhibit to the Company's Registration Statement on Form S-4 (No.
                   333-61403), filed August 13, 1998.

      4.12 Registration Rights Agreement among the Company and certain institutional investors named therein, dated December 24, 1997, filed as an Exhibit to the Company's Current Report on Form 8-K dated December 24, 1997, which Exhibit is incorporated herein by reference.

      4.13 Registration Rights Agreement by and between the Company and JEDI dated May 6, 1997, filed as an Exhibit to the Company's
                   Current Report on Form 8-K dated May 6, 1997, which Exhibit is incorporated herein by reference.

      4.14 Registration Rights Agreement dated as of December 29, 1997 among the Company, the ECT Agent and JEDI, filed as an Exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 30, 1997, which Exhibit is incorporated herein by reference.

      4.15 Registration Rights Agreement dated as of July 8, 1998 among the Company and the buyers signatory thereto, filed as an Exhibit to the Company's Current Report on Form 8-K dated
                   July 8, 1998, which Exhibit is incorporated herein by reference.

      4.16 Registration Rights Agreement, dated July 8, 1998, by and among the Company and certain of its subsidiaries and Nesbitt
                   Burns Securities Inc., CIBC Oppenheimer Corp. and Societe
                   Generale Securities Corporation, as Placement Agents, filed as an Exhibit to the Company's Current Report on Form 8-K dated July 8, 1998, which Exhibit is incorporated herein by reference.

      4.17         Common Stock Purchase Warrant Representing Right to Purchase
                   48,701 Shares of Common Stock of the Company dated August 19,
                   1998 and issued to JEDI, filed as an Exhibit to the Company's
                   Annual Report on Form 10-KSB for the fiscal year ended June
                   30, 1998, which Exhibit is incorporated herein by reference.

      4.18         Common Stock Purchase Warrant Representing Right to Purchase
                   80,108 Shares of Common Stock of the Company dated as of November 30, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.19         Common Stock Purchase Warrant Representing Right to Purchase
                   4,329 Shares of Common Stock of the Company dated as of September 11, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.20         Common Stock Purchase Warrant Representing Right to Purchase
                   206,340 Shares of Common Stock of the Company dated as of November 23, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.21         Common Stock Purchase Warrant Representing Right to Purchase
                   18,836 Shares of Common Stock of the Company dated as of November 27, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.


   EXHIBIT NO.                         EXHIBIT DESCRIPTION
---------------    -------------------------------------------------------------
      4.22         Common Stock Purchase Warrant Representing Right to Purchase
                   3,160 Shares of Common Stock of the Company dated as of
                   November 25, 1998 issued to JEDI, filed as an Exhibit to the
                   Company's Registration Statement on Form S-3 (No. 333-70993),
                   which Exhibit is incorporated by reference.

      4.23         Common Stock Purchase Warrant Representing Right to Purchase
                   162,955 Shares of Common Stock of the Company dated as of November 30, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.24         Registration Rights Agreement dated November 10, 1998 among
                   Queen Sand Resources, Inc. and the buyers signatory thereto, filed as an Exhibit to the Company's Current Report on Form
                   8-K dated November 24, 1998, which Exhibit is incorporated herein by reference.

      4.25 Form of Common Stock Purchase Warrant issued to certain investors as of November 10, 1998, filed as an Exhibit to the Company's Current Report on Form 8-K dated November 24, 1998, which Exhibit is incorporated herein by reference.

      4.26         Common Stock Purchase Warrant Representing Right to Purchase
                   22,033 Shares of Common Stock of the Company dated as of December 28, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.27         Common Stock Purchase Warrant Representing Right to Purchase
                   12,380 Shares of Common Stock of the Company dated as of December 15, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.28         Common Stock Purchase Warrant Representing Right to Purchase
                   133,708 Shares of Common Stock of the Company dated as of December 14, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.29         Common Stock Purchase Warrant Representing Right to Purchase
                   37,141 Shares of Common Stock of the Company dated as of December 11, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.30         Common Stock Purchase Warrant Representing Right to Purchase
                   8,360 Shares of Common Stock of the Company dated as of December 9, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.31         Common Stock Purchase Warrant Representing Right to Purchase
                   10,973 Shares of Common Stock of the Company dated as of December 7, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.32         Common Stock Purchase Warrant Representing Right to Purchase
                   8,180 Shares of Common Stock of the Company dated as of December 4, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.33         Common Stock Purchase Warrant Representing Right to Purchase
                   13,335 Shares of Common Stock of the Company dated as of December 4, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.34         Common Stock Purchase Warrant Representing Right to Purchase
                   8,180 Shares of Common Stock of the Company dated as of December 2, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.


   EXHIBIT NO.                         EXHIBIT DESCRIPTION
---------------    -------------------------------------------------------------
      4.35         Common Stock Purchase Warrant Representing Right to Purchase
                   21,331 Shares of Common Stock of the Company dated as of
                   December 2, 1998 issued to JEDI, filed as an Exhibit to the
                   Company's Registration Statement on Form S-3 (No. 333-70993),
                   which Exhibit is incorporated by reference.

      4.36         Common Stock Purchase Warrant Representing Right to Purchase
                   18,372 Shares of Common Stock of the Company dated as of November 30, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.37*        Form of Common Stock Purchase Warrant issued to Northern Tier
                   Asset Management, Inc. issued by the Company on April 9,
                   1999.

      4.38* Registration Rights Agreement dated as of April 9, 1999 between the Company and Northern Tier Asset Management, Inc.

      4.39*        Consulting Agreement dated as of April 9, 1999 between the
                   Company and Northern Tier Asset Management, Inc.

      5.1*         Opinion of Haynes and Boone, LLP.

      23.1**       Consent of Ernst & Young LLP.

      23.2* Consent of Haynes and Boone, LLP, contained in the opinion filed as Exhibit 5.1.

      23.3*        Consent of H.J. Gruy and Associates, Inc.

      23.4*        Consent of Harper & Associates, Inc.

      23.5*        Consent of Ryder Scott Company.

      24.1* Power of Attorney, included as part of signature page of this Registration Statement.

--------------------------

*    Filed previously.
**   Filed herewith.

ITEM 17.   UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 8th day of June, 1999.


                                      QUEEN SAND RESOURCES, INC.

                                      By:    /s/   EDWARD J. MUNDEN
                                             ---------------------------------
                                      Name:  Edward J. Munden
                                      Title: Chairman of the Board, President
                                             and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to its Registration Statement on Form S-3 has been signed by the following persons on behalf of the Registrant in the capacities and on the 8th day of June, 1999:



Signature                                   Title
---------                                   -----
/s/  EDWARD J. MUNDEN                       Chairman of the Board, President, Chief Executive Officer
-------------------------------------       and Director (principal executive officer)
Edward J. Munden


BRUCE I. BENN *                             Executive Vice President, Secretary and Director
-------------------------------------
Bruce I. Benn


RONALD I. BENN *                            Chief Financial Officer (principal financial officer and
-------------------------------------       accounting officer)
Ronald I. Benn


Signature                                   Title
---------                                   -----
ROBERT P. LINDSAY *                         Chief Operating Officer, Executive Vice President and
-------------------------------------       Director
Robert P. Lindsay


TED COLLINS, JR. *                          Director
-------------------------------------
Ted Collins, Jr.


ELI REBICH *                                Director
-------------------------------------
Eli Rebich



William W. Lesikar, by signing his name hereto, does sign and execute this Amendment No. 1 to its Registration Statement on behalf of each of the above-named officers and directors of the Registrant on this 8th day of June, 1999, pursuant to powers of attorney executed by each of such officers and directors, and previously filed with the Securities and Exchange Commission.

* By: /s/ WILLIAM W. LESIKAR
     -----------------------
      William W. Lesikar
      Attorney-in-Fact


   EXHIBIT
   NO.             DESCRIPTION
---------------    -----------
      3.1          Restated Certificate of Incorporation, filed as Exhibit 4.5 to the Company's Registration Statement on Form S-3 filed
                   with the Securities and Exchange Commission on March 9, 1998,
                   which Exhibit is incorporated herein by reference.

      3.2          Certificate of Designation of Series C Convertible Preferred
                   Stock, filed as an exhibit to the Company's Current Report on Form 8-K dated December 24, 1997, which Exhibit is incorporated herein by reference.

      3.3 Amended and Restated Bylaws, filed as an Exhibit to the Company's Current Report on Form 8-K dated May 6, 1997, which
                   Exhibit is incorporated herein by reference.

      4.1          Stockholders' Agreement dated as of May 6, 1997, among the
                   Company, Bruce I. Benn, Edward J. Munden, Ronald I. Benn,
                   Robert P. Lindsay, EIBOC Investments Ltd. and Joint Energy
                   Development Investments Limited Partnership ("JEDI"), filed as an Exhibit to the Company's Current Report on Form 8-K dated May 6, 1997, which Exhibit is incorporated herein by reference.

      4.2          Indenture, dated July 1, 1998, in regard to 12 1/2% Senior
                   Notes due 2008 by and among the Company and certain of its subsidiaries and Harris Trust and Savings Bank, as Trustee, filed as an Exhibit to the Company's Current Report on Form
                   8-K dated July 8, 1998, which Exhibit is incorporated herein by reference.

      4.3 Form of 12% Notes due July 15, 2001, filed as an Exhibit to the Company's Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 12, 1996, which Exhibit is incorporated herein by reference.

      4.4          Common Stock Purchase Warrant Representing Right to Purchase
                   100,000 Shares of Common Stock of the Company issued to Forseti Investments Ltd. on May 6, 1997 and assigned to CSM
                   GmbH, filed as an Exhibit to the Company's Current Report on Form 8-K dated May 6, 1997, which Exhibit is incorporated herein by reference.

      4.5          Common Stock Purchase Warrant Representing Right to Purchase
                   1,000,000 Shares of Common Stock of the Company issued to Forseti Investments Ltd. on May 6, 1997 and assigned to CSM
                   GmbH, filed as an Exhibit to the Company's Current Report on Form 8-K dated May 6, 1997, which Exhibit is incorporated herein by reference.

      4.6          Common Stock Purchase Warrant Representing Right to Purchase
                   28,066 Shares of Common Stock of the Company dated July 22,
                   1998 issued to JEDI, filed as an Exhibit to the Company's
                   Registration Statement on Form S-4 (No. 333-61403), filed
                   August 13, 1998.

      4.7          Common Stock Purchase Warrant Representing Right to Purchase
                   1,697,881 Shares of Common Stock of the Company dated July
                   22, 1998 issued to JEDI, filed as an Exhibit to the Company's
                   Registration Statement on Form S-4 (No. 333-61403), filed
                   August 13, 1998.

      4.8 Form of Common Stock Purchase Warrant dated December 24, 1997 and issued to certain institutional investors, filed as an Exhibit to the Company's Current Report on Form 8-K dated
                   December 24, 1997, which Exhibit is incorporated herein by reference.

      4.9 Form of Common Stock Purchase Warrant issued to certain investors effective July 8, 1998, filed as an Exhibit to the Company's Current Report on Form 8-K dated July 8, 1998, which Exhibit is incorporated herein by reference.

      4.10 Registration Rights Agreement between the Company and Collins and Ware, Inc., dated August 1, 1997, filed as an Exhibit to the Company's Registration Statement on Form S-4 (No.
                   333-61403), filed August 13, 1998.

      4.11         Registration Rights Agreement between the Company and Riata
                   Energy, et. al dated April 9, 1998, filed as an Exhibit to the Company's Registration Statement on Form S-4 (No.
                   333-61403), filed August 13, 1998.



   EXHIBIT
   NO.             DESCRIPTION
---------------    -----------
      4.12         Registration Rights Agreement among the Company and certain institutional investors named therein, dated December 24,
                   1997, filed as an Exhibit to the Company's Current Report on
                   Form 8-K dated December 24, 1997, which Exhibit is
                   incorporated herein by reference.

      4.13 Registration Rights Agreement by and between the Company and JEDI dated May 6, 1997, filed as an Exhibit to the Company's
                   Current Report on Form 8-K dated May 6, 1997, which Exhibit is incorporated herein by reference.

      4.14 Registration Rights Agreement dated as of December 29, 1997 among the Company, the ECT Agent and JEDI, filed as an Exhibit to the Company's Quarterly Report on Form 10-QSB for the quarter ended December 30, 1997, which Exhibit is incorporated herein by reference.

      4.15 Registration Rights Agreement dated as of July 8, 1998 among the Company and the buyers signatory thereto, filed as an Exhibit to the Company's Current Report on Form 8-K dated
                   July 8, 1998, which Exhibit is incorporated herein by reference.

      4.16 Registration Rights Agreement, dated July 8, 1998, by and among the Company and certain of its subsidiaries and Nesbitt
                   Burns Securities Inc., CIBC Oppenheimer Corp. and Societe
                   Generale Securities Corporation, as Placement Agents, filed as an Exhibit to the Company's Current Report on Form 8-K dated July 8, 1998, which Exhibit is incorporated herein by reference.

      4.17         Common Stock Purchase Warrant Representing Right to Purchase
                   48,701 Shares of Common Stock of the Company dated August 19,
                   1998 and issued to JEDI, filed as an Exhibit to the Company's
                   Annual Report on Form 10-KSB for the fiscal year ended June
                   30, 1998, which Exhibit is incorporated herein by reference.

      4.18         Common Stock Purchase Warrant Representing Right to Purchase
                   80,108 Shares of Common Stock of the Company dated as of November 30, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.19         Common Stock Purchase Warrant Representing Right to Purchase
                   4,329 Shares of Common Stock of the Company dated as of September 11, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.20         Common Stock Purchase Warrant Representing Right to Purchase
                   206,340 Shares of Common Stock of the Company dated as of November 23, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.21         Common Stock Purchase Warrant Representing Right to Purchase
                   18,836 Shares of Common Stock of the Company dated as of November 27, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.22         Common Stock Purchase Warrant Representing Right to Purchase
                   3,160 Shares of Common Stock of the Company dated as of November 25, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.23         Common Stock Purchase Warrant Representing Right to Purchase
                   162,955 Shares of Common Stock of the Company dated as of November 30, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.24         Registration Rights Agreement dated November 10, 1998 among
                   Queen Sand Resources, Inc. and the buyers signatory thereto, filed as an Exhibit to the Company's Current Report on Form
                   8-K dated November 24, 1998, which Exhibit is incorporated herein by reference.

      4.25 Form of Common Stock Purchase Warrant issued to certain investors as of November 10, 1998, filed as an Exhibit to the Company's Current Report on Form 8-K dated November 24, 1998, which Exhibit is incorporated herein by reference.



   EXHIBIT
   NO.             DESCRIPTION
---------------    -----------
      4.26         Common Stock Purchase Warrant Representing Right to Purchase
                   22,033 Shares of Common Stock of the Company dated as of
                   December 28, 1998 issued to JEDI, filed as an Exhibit to the
                   Company's Registration Statement on Form S-3 (No. 333-70993),
                   which Exhibit is incorporated by reference.

      4.27         Common Stock Purchase Warrant Representing Right to Purchase
                   12,380 Shares of Common Stock of the Company dated as of December 15, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.28         Common Stock Purchase Warrant Representing Right to Purchase
                   133,708 Shares of Common Stock of the Company dated as of December 14, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.29         Common Stock Purchase Warrant Representing Right to Purchase
                   37,141 Shares of Common Stock of the Company dated as of December 11, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.30         Common Stock Purchase Warrant Representing Right to Purchase
                   8,360 Shares of Common Stock of the Company dated as of December 9, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.31         Common Stock Purchase Warrant Representing Right to Purchase
                   10,973 Shares of Common Stock of the Company dated as of December 7, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.32         Common Stock Purchase Warrant Representing Right to Purchase
                   8,180 Shares of Common Stock of the Company dated as of December 4, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.
      4.33         Common Stock Purchase Warrant Representing Right to Purchase
                   13,335 Shares of Common Stock of the Company dated as of December 4, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.
      4.34         Common Stock Purchase Warrant Representing Right to Purchase
                   8,180 Shares of Common Stock of the Company dated as of December 2, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.35         Common Stock Purchase Warrant Representing Right to Purchase
                   21,331 Shares of Common Stock of the Company dated as of December 2, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.36         Common Stock Purchase Warrant Representing Right to Purchase
                   18,372 Shares of Common Stock of the Company dated as of November 30, 1998 issued to JEDI, filed as an Exhibit to the Company's Registration Statement on Form S-3 (No. 333-70993), which Exhibit is incorporated by reference.

      4.37*        Form of Common Stock Purchase Warrant issued to Northern Tier
                   Asset Management, Inc. issued by the Company on April 9,
                   1999.

      4.38* Registration Rights Agreement dated as of April 9, 1999 between the Company and Northern Tier Asset Management, Inc.

      4.39*        Consulting Agreement dated as of April 9, 1999 between the
                   Company and Northern Tier Asset Management, Inc.

      5.1*         Opinion of Haynes and Boone, LLP.

     23.1**        Consent of Ernst & Young LLP.


   EXHIBIT
   NO.             DESCRIPTION
---------------    -----------
      23.2*        Consent of Haynes and Boone, LLP, contained in the opinion filed as Exhibit 5.1.

      23.3*        Consent of H.J. Gruy and Associates, Inc.

      23.4*        Consent of Harper & Associates, Inc.

      23.5*        Consent of Ryder Scott Company.

      24.1* Power of Attorney, included as part of signature page of this Registration Statement.

--------------------------


*    Filed previously.
**   Filed herewith.